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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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RED ROBIN GOURMET BURGERS, INC.
(Name of Registrant as Specified In Its Charter)

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RED ROBIN GOURMET BURGERS, INC.
6312 South Fiddler's Green Circle, Suite 200N
Greenwood Village, CO 80111
(303) 846-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 30, 2013

To our Stockholders:

        The annual meeting of stockholders of Red Robin Gourmet Burgers, Inc. will be held at 8:00 a.m. MDT, on Thursday, May 30, 2013, at our Red Robin Innovation Center, located at 10000 E. Geddes Ave., Suite 500, Centennial, Colorado 80122 for the following purposes:

  1)
  To elect Robert B. Aiken, Lloyd L. Hill, Richard J. Howell, Glenn B. Kaufman, Stuart I. Oran and James T. Rothe, as directors of the Company for one-year terms;

  2)
  To approve, on an advisory basis, our executive compensation;

  3)
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 29, 2013; and

  4)
  To transact such other business as may properly come before the meeting.

        We direct your attention to the proxy statement, which includes information about the matters to be considered at the annual meeting and certain other important information and which we encourage you to carefully review. Our board of directors recommends that you vote FOR the board's nominees for director, FOR approval of our executive compensation, and FOR approval of the independent auditor. Your vote is important.

        Stockholders of record at the close of business on April 1, 2013 are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof. This Notice of Annual Meeting of Stockholders and related proxy materials are being distributed or made available to stockholders beginning on or about April 19, 2013.

        This year, we have again elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. Our proxy materials are available at the following website:

https://materials.proxyvote.com/75689M

        We also post our proxy materials on our website at http://www.redrobin.com/eproxy.

        We cordially invite you to attend the annual meeting. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to your proxy card or Notice Regarding the Availability of Proxy Materials for more information on how to vote your shares at the meeting and return your voting instructions as promptly as possible.

        Thank you for your support.

By Order of the Board of Directors,

Pattye L. Moore Chair of the Board of Directors

Greenwood Village, Colorado
April 16, 2013

i

PROXY STATEMENT SUMMARY

        This summary is intended to provide an overview of the items that you will find elsewhere in this proxy statement about our Company and the upcoming 2013 annual meeting of stockholders. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics before voting.

Annual Meeting of Stockholders

Time and Date:	8:00 a.m. on May 30, 2013
Location:	Red Robin Innovation Center 10000 E. Geddes Ave., Suite 500 Centennial, Colorado 80122
Record Date:	April 1, 2013

Proposals and Board Voting Recommendations

Proposal	Board's Voting Recommendation	Page References (for more detail)
1 Election of Directors	FOR EACH NOMINEE	4
2 Advisory Vote to Approve Executive Compensation	FOR	39
3 Ratification of Independent Accountants	FOR	40

        Stockholders may also vote on such other matters as may properly come before the meeting or any postponement or adjournment thereof. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Director Nominees (Proposal No. 1)

        In 2013, six of our eight continuing directors are standing for re-election. In 2014, all directors will stand for re-election. Directors are elected by a majority of votes cast. See "PROPOSAL 1—ELECTION OF DIRECTORS—Directors and Nominees" on page 4 of this proxy statement for more information on our directors and nominees. The board recommends a vote FOR all director nominees. In 2012, each director attended at least 75% of the aggregate number of board and applicable committee meetings.

Name	Age	Director Since	Independent	Current Committee Assignments
Nominees:
Robert B. Aiken	50	2010	X	*NGC, FC
Lloyd L. Hill	69	2010	X	*CC, AC
Richard J. Howell	70	2005	X	*AC, CC
Glenn B. Kaufman	45	2010	X	*FC, NGC
Stuart I. Oran	62	2010	X	FC, NGC
James T. Rothe	69	2004	X	CC, FC
Continuing Directors:
Stephen E. Carley	60	2010
Pattye L. Moore	55	2007	X	(C), AC, CC

AC
Audit Committee
CC
Compensation Committee
FC
Finance Committee
NGC
Nominating and Governance Committee
(C)
Denotes Chair of the Board
(*)
Denotes Chair of the Committee

 Key Corporate Governance Best Practices

        The board of directors recognizes the connection between good corporate governance and the creation of sustainable stockholder value and is committed to practices that promote the long-term interests of the Company, accountability of management and stockholder trust. To this end, we continually evolve our practices to ensure alignment with our stockholders. Highlights include:

  •
  All nominees and continuing directors are independent other than our CEO; the ratio of independent directors on the board will increase upon the reduction in board size from 10 to 8 members effective with the 2013 annual meeting

  •
  All committee members are independent

  •
  Majority voting standard for uncontested director elections

  •
  Declassified board of directors, that commenced with the 2012 annual stockholders meeting

  •
  Frequent engagement by management with institutional investors

Advisory Vote to Approve Executive Compensation (Proposal No. 2)

        We are requesting that stockholders approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. The board recommends a vote FOR Proposal No. 2 because it believes that the Company's executive compensation program is designed to link incentives and rewards for our executives to the achievement of specific, sustainable financial and strategic goals, which are expected to result in increased stockholder value. In 2012, our advisory vote proposal was supported by approximately 89% of the votes cast. Highlights of our executive compensation program, pay for performance compensation structure, 2012 performance and 2012 compensation are set forth below. Please see "Compensation Discussion and Analysis" beginning on page 16 for a full discussion of the items discussed below.

Executive Compensation Program

        Listed below are highlights of our executive compensation program that reflect our focus on strong corporate governance and prudent compensation decision-making:

  •
  Pay for performance focused executive compensation structure

  •
  Fully independent compensation committee advised by an independent compensation consultant

  •
  No new excise tax gross ups; double trigger or attainment of performance targets required for equity vesting upon change in control

  •
  No repricing of underwater options

  •
  Meaningful stock ownership guidelines for executives and board members

  •
  Clawback policy for the return of certain incentive compensation received by executives

  •
  Few perquisites offered to our executives

  •
  Practice of prohibiting hedging and pledging of shares by our executive officers and directors

Pay for Performance

        Our compensation program is designed to pay our executives for performance. Our short-term annual cash uses performance targets based on annual EBITDA (earnings before interest, taxes, depreciation and amortization) goals that are set with reference to our five-year business strategy.

Long-term incentive is based on both financial and time-based goals designed to demonstrate sustained improvement over multi-year periods. The cash portion of our long-term incentive awards is measured over a three-year period on both EBITDA and ROIC (return on invested capital) metrics. Restricted stock units and options vest ratably in annual increments over four years, with the amount realizable from such awards being dependent, in whole or in part, on increased stock price. Our 2012 performance was driven by strong operating results from the implementation of our aggressive strategic plan, begun in 2011. Our strategic plan is designed to drive performance through top-line growth in sales and increased guest traffic and lays the foundation for scalable and sustainable long-term growth, profitability and increased stockholder value. Because our 2012 performance exceeded our objectives, our annual cash bonus payouts for that year were above target.

2012 Performance Highlights

        Our 2012 performance was strong. Highlights are set forth below. Our 2012 fiscal year contained 53 operating weeks compared to 52 weeks for fiscal 2011.

  •
  We achieved earnings per share (EPS) growth of 17% over 2011 (excluding the estimated impact of the 53rd week)

  •
  Total revenues increased by approximately 6.8% over 2011

  •
  Net income was $28.3 million for the 53 weeks ended December 30, 2012, compared to $20.6 million for the 52 weeks ended December 25, 2011

  •
  As of the end of 2012, we achieved ten consecutive quarters of same-store sales growth

  •
  We significantly outperformed the casual dining industry in guest traffic for the full year by approximately 166 basis points, as measured by Black Box Intelligence, a financial benchmarking report for the restaurant industry

  •
  We repurchased $24.3 million of our common stock during the year under our stock repurchase program, thereby using excess cash to benefit our stockholders

  •
  We added 14 new units to our restaurant base in 2012

        We have made progress strengthening the fundamentals of our business and improving our performance. We have identified and continue to examine opportunities that will drive strong financial performance through increasing guest traffic and revenue, improving operational efficiencies and expense management, and expanding our restaurant base. We have developed key short and long-term strategies and initiatives around these opportunities, and optimized returns through allocation of our capital.

 2012 Compensation

        The table below sets forth the 2012 compensation for our named executive officers.

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Stephen E. Carley,	740,769	179,995	351,425	794,104	15,765	2,082,058
Chief Executive Officer
Stuart B. Brown,	352,692	69,998	136,666	264,660	10,591	834,607
SVP & Chief Financial Officer
Eric C. Houseman,	415,170	59,998	117,140	356,050	11,458	959,816
President & Chief Operating Officer
Todd A. Brighton,	336,806	45,992	89,801	252,739	13,208	738,546
SVP & Chief Development Officer
Denny M. Post,	387,962	56,984	111,281	291,126	137,825	985,178
SVP & Chief Marketing Officer

        See "2012 Executive Compensation Tables" and accompanying footnotes and narratives beginning on page 26 for additional information about the 2012 compensation for each named executive officer.

Independent Auditors (Proposal No. 3)

        The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP ("D&T") as the Company's independent registered public accounting firm for the fiscal year ending December 29, 2013. Set forth below are the fees billed by D&T for fiscal years 2012 and 2011:

	2012($)	2011($)
Audit fees	602,543	601,875
Audit-related fees	62,900	7,900
Tax fees	11,705	—
All other fees	2,200	4,000

Total	679,348	613,775

PROXY STATEMENT

        The Board of Directors ("board" or "board of directors") of Red Robin Gourmet Burgers, Inc. ("Red Robin" or the "Company") is providing this proxy statement to stockholders in connection with the solicitation of proxies on its behalf to be voted at our annual meeting of stockholders. The meeting will be held on Thursday, May 30, 2013, beginning at 8:00 a.m. MDT, at our Red Robin Innovation Center, located at 10000 E. Geddes Ave., Suite 500, Centennial, Colorado 80122. The proxies may be voted at any time and date to which the annual meeting may be properly adjourned or postponed.

PROPOSAL 1
ELECTION OF DIRECTORS

General

        As of the date of this proxy statement, our board of directors consists of ten directors. J. Taylor Simonton and Marcus L. Zanner will retire immediately prior to the annual meeting. Consequently, the board voted to decrease the size of the board from ten to eight directors effective immediately prior to the annual meeting. Therefore, the board of directors will consist of eight directors at and following the annual meeting, seven of whom will be independent. In the normal course of its deliberations, the board of directors may decide at a later time to add one or more directors who possess skills and experience that may be beneficial to our board and the Company.

        At the 2012 annual meeting, the Company's stockholders approved an amendment to our certificate of incorporation to declassify the board of directors. Given approval of this amendment, the board is currently transitioning from a classified structure with three classes of directors serving three-year staggered terms to an unclassified structure where all directors are elected on an annual basis for a one year term. Accordingly, the directors that were previously in Classes I and II are standing for election at the 2013 annual meeting, and include Robert B. Aiken, Lloyd L. Hill, Richard J. Howell, Glenn B. Kaufman, Stuart I. Oran and James T. Rothe. At the 2014 annual meeting, directors from all our classes will stand for election, including the directors who are currently in Class III and are not standing for re-election at the 2013 annual meeting.

        The directors elected at this annual meeting, as well as the two directors in Class III who are not standing for re-election at the 2013 annual meeting, will serve in office until our 2014 annual meeting of stockholders or until their successors have been duly elected and qualified, or until the earlier of their respective deaths, resignations or retirements. Each nominee has consented to serve if elected and we expect that each of them will be able to serve if elected. If any nominee should become unavailable to serve as a director, our board of directors can name a substitute nominee and the persons named as proxies in the proxy card, or their nominees or substitutes, will vote your shares for such substitute nominee unless an instruction to the contrary is written on your proxy card.

Selecting Nominees for Director

        Our board has delegated to the nominating and governance committee the responsibility for reviewing and recommending nominees for director. The board determines which candidates to nominate or appoint, as appropriate, after considering the recommendation of the committee.

        In evaluating a director candidate, the nominating and governance committee will consider the candidate's independence, character, corporate governance skills and abilities, business experience, industry specific experience, training and education, commitment to performing the duties of a director, and other skills, abilities or attributes that fill specific needs of the board or its committees. While there is no policy with regard to consideration of diversity in identifying director nominees, the nominating and governance committee considers diversity in business experience, professional expertise, gender, and ethnic background, along with various other factors when evaluating director nominees.

The nominating and governance committee will use the same criteria in evaluating candidates suggested by stockholders.

Directors and Nominees

        Below, you can find the principal occupation and other information about each of the directors standing for election at the annual meeting and each of the other directors whose term of office will continue after the meeting. Information related to each director's key attributes, experience and skills, as well as their recent public company board service is included with each director's biographical information.

Director Nominees

        Robert B. Aiken, 50, joined the Company as a director in March 2010. He currently serves as chair of the Company's nominating and governance committee and is a member of its finance committee. Mr. Aiken has been the Chief Executive Officer of Feeding America, a 501(c)3 hunger relief charity organization, since December 2012. Mr. Aiken was previously the Chief Executive Officer of the food company portfolio at Bolder Capital, a Chicago-based private equity firm from February 2012 to December 2012 and from February 2010 to January 2011. Mr. Aiken was a Managing Director of Capwell Partners, LLC, a Chicago-based private equity firm from January 2011 to February 2012. Prior to entering the private equity business in February 2010, Mr. Aiken served as the President and Chief Executive Officer of U.S. Foodservice (USF). At USF, he served as President and Chief Executive Officer from July 2007 to February 2010, as President and Chief Operating Officer from October 2005 to July 2007, and as Executive Vice President of Sales/Marketing & Supply Chain from February 2004 to October 2005. Prior to joining USF, Mr. Aiken held several positions from 1994 through 2000 at Specialty Foods Corp. of Deerfield, Illinois, including Chief Executive Officer of its Metz Baking Company subsidiary. From 2000 until 2004, Mr. Aiken also served as President and Principal of Milwaukee Sign Co. and early in Mr. Aiken's career, he worked as a business lawyer, first with the firm Sidley & Austin in Chicago and then with Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California.

        Key Attributes, Experience, and Skills:    Mr. Aiken brings to the board of directors, among his other skills and qualifications, experience as a chief executive officer of a corporation with significant operations and a large, labor-intensive workforce. He gained extensive experience in operations and logistics, as well as an understanding of the dining industry through his service at USF. In light of the foregoing, our board of directors has concluded that Mr. Aiken should continue as a member of our board.

        Other Public Company Board Service:    United Stationers Inc. (December 2010-present).

        Recent Past Public Company Board Service:    None.

        Lloyd L. Hill, 69, joined the Company as a director in March 2010. He currently serves as chair of the Company's compensation committee and is a member of its audit committee. Mr. Hill is the former Chairman and CEO of Applebee's International, Inc. (Applebee's), based in Overland Park, Kansas. Mr. Hill joined Applebee's as Chief Operating Officer in January 1994, and was named President in December 1994. He became Co-Chief Executive Officer in January 1997; Chief Executive Officer in January 1998; and was elected Chairman of the Board in May 2000. Mr. Hill first began serving on Applebee's board as an independent director in 1989 and served until November 2007. Mr. Hill retired as Chief Executive Officer of Applebee's in September 2006. Prior to joining Applebee's, Mr. Hill served as President and Director of Kimberly Quality Care (KQC), a market leader in home healthcare and nurse personnel staffing. Mr. Hill received his master's degree in business administration from Rockhurst University in Kansas City, Missouri.

        Key Attributes, Experience, and Skills:    Mr. Hill brings to the board of directors, among his other skills and qualifications, executive leadership and operations skills developed from his years of experience as a chief executive officer of several companies. As Chairman and Chief Executive Officer of Applebee's, Mr. Hill substantially expanded Applebee's business while successfully maintaining relationships with Applebee's stockholders. Under Mr. Hill's leadership, Applebee's grew into the largest casual dining concept in the world, with nearly 1,900 restaurants in 49 states and 17 countries. In 2005, Mr. Hill was named by Institutional Investor magazine as one of America's Best CEOs and as one of the top-performing CEOs within the restaurant industry. Mr. Hill also brings deep knowledge of the casual-dining industry. In light of the foregoing, our board of directors has concluded that Mr. Hill should continue as a member of our board.

        Other Public Company Board Service:    None.

        Recent Past Public Company Board Service:    Applebee's International, Inc. (1989-2007).

        Richard J. Howell, 70, joined the Company as a director in September 2005. He currently serves as chair of the Company's audit committee and is a member of its compensation committee. Mr. Howell previously served as a member of the Company's nominating and governance committee. Mr. Howell was an audit partner with Arthur Andersen LLP for over 25 years before retiring in 2002. From January 2004 through May 2009, Mr. Howell served as an adjunct professor of auditing at the Cox School of Business at Southern Methodist University, and he served in a similar capacity from August 2002 to December 2003 at the Neely School of Business at Texas Christian University.

        Key Attributes, Experience, and Skills:    Mr. Howell brings to the board of directors, among his other skills and qualifications, significant experience in accounting and information systems, as well as knowledge of controls and financial reporting requirements of public companies. In addition, during Mr. Howell's career in public accounting he gained significant knowledge of due diligence practices, mergers and acquisitions, and risk management. In his role as the head of the audit division, he gained experience with recruiting, personnel management, budgeting, and client development and management. As a public accountant, Mr. Howell worked with retail and manufacturing companies and developed experience working with supply chain, procurement, manufacturing processes, and inventory management. Mr. Howell's work with audit committees of numerous public reporting companies and his directorship roles have provided him with substantial experience in corporate governance. In light of the foregoing, our board of directors has concluded that Mr. Howell should continue as a member of our board.

        Other Public Company Board Service:    Independent Trustee for the LKCM Funds (July 2005-present).

        Recent Past Public Company Board Service:    None.

        Glenn B. Kaufman, 45, joined the Company as a director in August 2010. He currently serves as chair of the Company's finance committee and is a member of its nominating and governance committee. Mr. Kaufman has been a Managing Member of the D Cubed Group, a private-market investment firm with a long-term focused value creation model, since January 2011. Prior to forming D Cubed, he consulted to boards and senior executives of operating businesses as well as to private investment firms from January 2009 to December 2010. Previously he spent 11 years at American Securities Capital Partners, where he was a Managing Director. During his tenure at American Securities, Mr. Kaufman spearheaded the firm's investing in the restaurant, food service and franchising, and healthcare sectors. He served as Chairman or a Director of Potbelly Sandwich Works, El Pollo Loco, Press Ganey Associates, Anthony International and DRL Holdings. He spent four years as an attorney with Cravath, Swaine & Moore and worked previously in the small business consulting group of Price Waterhouse. Mr. Kaufman holds a Bachelor of Science in Economics from the Wharton School of Business of the University of Pennsylvania and a law degree from Harvard University.

        Key Attributes, Experience, and Skills:    Mr. Kaufman brings to the board of directors, among his other skills and qualifications, valuable executive leadership and corporate governance experience, as well as an extensive understanding of restaurant operations and franchising. Mr. Kaufman gained restaurant, food service, franchising, heath care, and retail expertise while serving as the Managing Director of American Securities Capital Partners. In addition, Mr. Kaufman also has legal expertise. In light of the foregoing, our board of directors has concluded that Mr. Kaufman should continue as a member of our board.

        Other Public Company Board Service:    None.

        Recent Past Public Company Board Service:    None.

        Stuart I. Oran, 62, joined the Company as a director in March 2010. He currently serves as a member of the Company's nominating and governance committee and as a member of its finance committee. Mr. Oran previously served as a member of the Company's audit committee. Mr. Oran is the Managing Member of Roxbury Capital Group LLC, a New York based merchant banking firm he founded in 2002. Mr. Oran is also the co-founder of Bond Street Holdings, Inc., a bank holding company formed to acquire failed banks in FDIC-assisted transactions. From 1994 to 2002, Mr. Oran held a number of senior executive positions at UAL Corporation and its operating subsidiary, United Airlines, Inc., including Executive Vice President—Corporate Affairs (responsible for United's legal, public, governmental and regulatory affairs, and all of United's properties and facilities), Senior Vice President—International (P&L responsibility for United's international division comprised of its operations and employees (approximately 12,000) in 27 countries), and President and Chief Executive Officer of Avolar, United's aviation line of business. During that period, Mr. Oran also served as a director of United Airlines (the operating subsidiary) and several of its subsidiaries, and on the Management Committee, Risk Management Committee, and Alternative Asset Investment Committee of UAL. Mr. Oran resigned from his positions at UAL Corporation and United Airlines, Inc. in March 2002. In November 2003, UAL Corporation and United Airlines, Inc. filed Chapter 11 bankruptcy proceedings. Prior to joining UAL and United, Mr. Oran was a corporate partner at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

        Key Attributes, Experience, and Skills:    Mr. Oran brings to the board of directors, among his other skills and qualifications, valuable business, leadership and management, and strategic planning experience which he gained during his employment with UAL Corporation and as a board member of Wendy's International, Inc. He also brings significant knowledge of the restaurant industry from his board service at Wendy's. In addition, Mr. Oran has experience serving as a director of a number of other large public companies which provided him with extensive corporate governance experience. In light of the foregoing, our board of directors has concluded that Mr. Oran should continue as a member of our board.

        Other Public Company Board Service:    Spirit Airlines (2004-present).

        Recent Past Public Company Board Service:    Deerfield Capital Corp. (2008-2010); Hughes Telematics (f/k/a Polaris Acquisition Corp.) (2007-2009); and Wendy's International, Inc. (2005-2008).

        James T. Rothe, 69, joined the Company as a director in October 2004. He currently serves as a member of the Company's compensation committee and as a member of its finance committee. Mr. Rothe previously served as chair of the Company's compensation committee. Mr. Rothe has served since January 2004 as Managing Director and co-founder of Roaring Fork Capital Management, LLC, which is the General Partner of Roaring Fork Capital SBIC, LP, with offices in Colorado Springs and Denver, Colorado and Dallas, Texas. Mr. Rothe is a Professor Emeritus of the College of Business at the University of Colorado at Colorado Springs where he served as Professor from 1986 to 2004 and Dean of the College from 1986 to 1994. Mr. Rothe was also a Principal in the Phillips-Smith Specialty Retail Group, a venture capital firm (three funds, total $140 million) from 1988 to 1999. Mr. Rothe served as President of Pearle Vision Center and Texas State Optical, Divisions of Pearle Health Services, Inc. He also served as Vice President of Marketing and Senior Vice President of Marketing and Merchandising for Pearle Vision Center. Mr. Rothe holds a Ph.D. in marketing and finance from the University of Wisconsin—Madison.

        Key Attributes, Experience, and Skills:    Mr. Rothe brings to the board of directors, among his other skills and qualifications, a unique understanding of the Company's strategies and operations through his prior board service. In addition, Mr. Rothe has significant experience in business and finance that he gained while helping to build Pearle Health Services, Inc., and participating as a key member of a venture capital partnership that successfully invested in companies such as Bizmart, PetSmart, Hot Topic, and Cheap Tickets. In light of the foregoing, our board of directors has concluded that Mr. Rothe should continue as a member of our board.

        Other Public Company Board Service:    Independent Trustee of the Janus Funds (1997-present).

        Recent Past Public Company Board Service:    None.

Continuing Directors for Term Ending upon the 2014 Annual Meeting of Stockholders—Class III Directors

        Stephen E. Carley, 60, joined the Company as Chief Executive Officer and as a director in September 2010. Prior to joining the Company, Mr. Carley served from April 2001 to August 2010 as the Chief Executive Officer of El Pollo Loco, Inc., a privately held restaurant company headquartered in Costa Mesa, California. Prior to his service at El Pollo Loco, Mr. Carley served in various management positions with several companies, including PhotoPoint Corp., Universal City Hollywood, PepsiCo, Inc., and the Taco Bell Group. Mr. Carley holds a master's degree with a concentration in marketing from Northwestern University and a bachelor's degree in finance from the University of Illinois in Urbana, Illinois.

        Key Attributes, Experience, and Skills:    Mr. Carley brings to the Company and the board of directors, among his other skills and qualifications, extensive restaurant industry experience and valuable executive leadership, which he gained as a chief executive officer of a corporation with significant, large-scale operations. He has extensive knowledge and understanding of the restaurant industry, marketing and brand familiarity, as well as significant insight into and experience with franchise operations. In light of the foregoing, our board of directors has concluded that Mr. Carley should continue as a member of our board.

        Other Public Company Board Service:    Harte-Hanks, Inc. (2013-present)

        Recent Past Public Company Board Service:    EPL Intermediate, Inc., an affiliate of El Pollo Loco (publicly traded debt) (2004-2010).

        Pattye L. Moore, 55, joined the Company as a director in August 2007 and was appointed as chair of the board of directors in February 2010. Ms. Moore currently serves as a member of the Company's audit committee and as a member of its compensation committee. She previously served as a member of the Company's nominating and governance committee and as the chair of the compensation committee. Ms. Moore is a business strategy consultant and the author of Confessions from the Corner Office, a book on leadership instincts. Ms. Moore was on the board of directors for Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President—Marketing and Brand Development and Vice President—Marketing. Prior to joining Sonic Corp., she served as a senior executive and account supervisor on the Sonic account at the advertising agency Advertising, Inc.

        Key Attributes, Experience, and Skills:    Ms. Moore brings to the board of directors, among her other skills and qualifications, significant executive leadership, management, marketing, business strategy, and brand development experience as well as deep knowledge of the restaurant industry. During her tenure at Sonic, the company grew from $900 million in system-wide sales with 1,100 units to over $3 billion in system-wide sales and 3,000 units. Ms. Moore was named one of the top 100 marketers by Advertising Age magazine in 2000 and one of the top 50 women in foodservice by Nation's Restaurant News in 2002. Ms. Moore's directorships at other companies also provide her with extensive corporate governance experience. In light of the foregoing, our board of directors has concluded that Ms. Moore should continue as a member of our board.

        Other Public Company Board Service:    ONEOK (2002-present).

        Recent Past Public Company Board Service:    Sonic Corp. (2000-2006).

Recommendation of the Board of Directors

        Members of our compensation committee, three of whom are standing for re-election, were criticized last year by a proxy advisory firm for certain features of our compensation program; specifically, the type of metrics the Company uses, the range of performance targets, and higher pay relative to a different peer group constructed by the proxy advisory firm. We believe the criticism was without merit and was based on a misunderstanding of the variety of metrics that the compensation committee uses and how these metrics are tied to performance-based compensation. Our compensation program uses a mix of short-term and long-term compensation strategies, with performance measured by time-based financial metrics that ultimately place a significant portion of cash and equity compensation at risk. The compensation committee uses the financial metrics of EBITDA (earnings before interest, taxes, depreciation and amortization), measured over one and three-year periods, return on invested capital measured over three-year periods, and a mix of time based equity that supports retention (restricted stock units) and increases in stockholder value (stock options). This structure supports our pay for performance philosophy.

        The proxy advisory firm also criticized members of our compensation committee based on the existence of a change in control agreement which contains an excise tax gross up. There were only two such agreements, and the only remaining legacy agreement containing an excise tax gross up is for Eric Houseman, our Chief Operating Officer and President. It was entered into in 2008 and there have not been any amendments to the agreement since that time. The board has committed not to enter into any further agreements that provide for excise tax gross-ups upon a change in control. See "Change in Control Agreements" beginning on page 32 of this proxy statement for more information.

        At our 2012 annual meeting of stockholders, holders of approximately 89% of the votes cast on the proposal approved our 2011 executive compensation program. The compensation committee did not make significant changes to our compensation program for 2012. For additional information, see "Key Components of our Executive Compensation Program" beginning on page 18 of this proxy statement.

        Our board of directors recommends that you vote FOR the election of each of the nominees for director.

 CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Principles

        The board of directors seeks to ensure that good governance and responsible business practices are part of our culture and values. To ensure that we achieve this goal, the board of directors has previously established corporate governance guidelines that it follows with respect to corporate governance matters, which are available on the investor relations section of our website at www.redrobin.com. The board of directors reviews the governance guidelines annually to assure that they are timely, effective, and supportive of the board's oversight and other responsibilities.

Executive Development and Management Succession

        Executive development and succession is an important responsibility of the board of directors. Under the Company's corporate governance guidelines, the board maintains an ongoing policy and plan for the development and succession of the CEO and other senior officers. The board has delegated this responsibility to the nominating and governance committee. This program encompasses performance reviews of executives, developmental guidance for not only their current roles, but also for new strategic opportunities that may result from growth in and changes to the Company's operations, and succession planning for executives and their direct reports with high potential. Our corporate governance guidelines provide that the succession policy and plan has a multi-year focus that encompasses, among other things:

  •
  criteria that reflect the Company's ongoing business strategies;

  •
  identification and development of potential internal candidates;

  •
  formal assessment processes to evaluate such potential internal candidates and their development; and

  •
  an emergency succession component to address the unforeseen loss of the CEO or other key executives through death, disability, or other similar emergency.

        The nominating and governance committee works closely with management to ensure that development and succession are anticipated, planned for, and addressed in a timely manner. Under the guidance of the committee, Mr. Carley and each of the executive officers conduct annual succession planning activities. This process includes annual performance reviews and evaluations of the CEO and executive officers, who also conduct evaluations and development of their direct reports.

        Mr. Carley regularly meets with the full board on his performance, and his annual performance evaluation is conducted under the oversight of the compensation committee. Mr. Carley conducts annual and interim performance and development evaluations of the other senior executives and reviews these evaluations with the compensation committee or full board.

        At least annually and when otherwise necessary, the nominating and governance committee reviews, makes recommendations for, and reports to the board, on programs that have been implemented by management for executive and leadership team development and succession planning.

Stockholder Relations

        The board and management believe that the Company's relationships with our stockholders and other stakeholders are an important part of our corporate governance responsibility, and it recognizes the value of continuing communications. Among other things, engagement with our stockholders helps us to understand the larger context and impact of our operations, learn about expectations for our performance, and assess emerging issues that may affect our governance practices, business or other aspects of our operations. This approach has helped us to identify mutual perspectives and goals and to adopt a collaborative approach to these relationships, which has resulted in our receiving essential input from our stockholders. To this end, we regularly engage with our stockholders through attendance at investor conferences, issuance of press releases and other stockholder communications, and individual meetings throughout the year.

        We also recognize the connection between good corporate governance and our ability to create and sustain value for our stockholders. In response to evolving governance practices, regulatory changes, and concerns of our stockholders, the Company made a number of changes to our corporate governance practices in the past few years.

        Highlights of our governance program include:

  1.
  Declassified board of directors, that commenced with the 2012 annual stockholders meeting

  2.
  All nominees and continuing directors are independent other than our CEO; the ratio of independent directors on the board will increase upon the reduction in board size from 10 to 8 members effective with the 2013 annual meeting

  3.
  All committee members are independent

  4.
  Majority voting standard for uncontested director elections

  5.
  Meaningful stock ownership guidelines for senior executives and board members

  6.
  Pay for performance executive compensation structure

  7.
  Clawback policy for the return of certain incentive compensation received by executives

Board Leadership Structure

        The board recognizes that one of its key responsibilities is to evaluate and determine the optimal leadership structure so as to provide independent oversight of management. Accordingly, at this time, we believe it is appropriate for our board to maintain the separation of the roles of board chair and chief executive officer. Pattye L. Moore currently serves as chair of the board due to, among other things, her prior experience on public company boards of directors, as well as her extensive leadership experience with the restaurant industry.

        We believe that having a non-executive, independent board chair is in the best interest of the Company and our stockholders at this time. The separation of the roles of board chair and chief executive officer allows Mr. Carley to focus on managing the Company's business and operations, and allows Ms. Moore to focus on board matters, especially in light of the high level of regulation and scrutiny of public company boards. Further, we believe that the separation of those roles ensures the independence of the board in its oversight role of evaluating and assessing the chief executive officer and management generally.

Role in Risk Oversight

        Our executive officers have the primary responsibility for enterprise risk management within our Company. Our board actively oversees the Company's risk management and regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed. The board receives regular reports on enterprise risk areas from senior officers of the Company. The board delegates certain risk oversight functions to the audit committee. Under its charter, the audit committee is responsible for oversight of the enterprise risk assessment and management process framework and ensures that the board or a designated committee is monitoring the identification, assessment and mitigation of significant enterprise risks. The audit committee oversees policies and guidelines that govern the process by which major financial and accounting risk assessment and management may be undertaken by the Company. The audit committee also oversees our corporate compliance programs and the internal audit function. The other board committees receive reports and evaluate risks related to their areas of focus from time to time. The committees regularly report to the full board on the assessment and management of these risks. The board believes that the work undertaken by the audit committee, together with the work of the full board and the senior officers of the Company, enables the board to effectively oversee the Company's risk management.

 Board Membership and Director Independence

        Our board of directors has determined that each of Robert B. Aiken, Lloyd L. Hill, Richard J. Howell, Glenn B. Kaufman, Pattye L. Moore, Stuart I. Oran, James T. Rothe and J. Taylor Simonton qualifies as an independent director under rules promulgated by the SEC and The NASDAQ Stock Market® listing standards. Only independent directors are appointed to the board's audit committee, compensation committee, and nominating and governance committee. Accordingly, all members of those board committees are independent in accordance with The NASDAQ Stock Market® listing standards. There are no family relationships among any of our executive officers, directors, or nominees for directors.

        The board of directors held 12 meetings in 2012, including four in-person meetings. Each of our current directors who were directors at such time attended at least 75% of the aggregate total of meetings of the board of directors and committees on which he or she served. The non-management directors of the Company meet at least quarterly throughout the year and as necessary or appropriate in executive sessions at which members of management are not present.

        The board of directors strongly encourages each of the directors to attend the annual meeting of stockholders. All of our current directors attended our 2012 annual meeting.

Committees of the Board of Directors

        Our board of directors has established four standing committees: an audit committee, a compensation committee, a finance committee, and a nominating and governance committee. The full text of the charters for each board committee is available on the investor relations section of our website at www.redrobin.com. The committee charters are reviewed at least annually by the respective committee to revise and update the committee duties and responsibilities as necessary. Each of our standing committees generally meets at least once each quarter. In addition, other regular and special meetings are scheduled as necessary and appropriate depending on the responsibilities of the particular committee. Each committee regularly meets in executive sessions without management present.

Structure and Membership

        Below is a summary of our committee structure and membership information for our nominees and continuing directors. Additional information about each committee is set forth below.

        Mr. Carley does not serve on any of the committees as he is not independent. Messrs. Simonton and Zanner are not listed in the committee structure above as they will be retiring immediately prior to the annual meeting.

        Audit Committee.    The audit committee is currently comprised of Richard J. Howell (chair), Lloyd L. Hill, Pattye L. Moore and J. Taylor Simonton, and operates pursuant to a written charter. The audit committee oversees and reviews the preparation and disclosure of the Company's consolidated financial statements and the preparation and filing of periodic financial reports, which include the requisite certifications by the chief executive officer and chief financial officer. The audit committee is also responsible for selecting and retaining the independent registered public accounting firm; approving the budget for fees to be paid to the independent registered public accounting firm for audit services and for appropriate non-audit services; overseeing the relationship between the Company and the independent registered public accounting firm and acting as the board of directors' primary avenue of communication with them; overseeing enterprise fraud risk, and selecting, retaining, and overseeing the internal audit function of the Company. The audit committee's responsibilities also include other matters as set forth in its charter.

        The board has determined that each of Messrs. Hill, Howell and Simonton qualify as an "audit committee financial expert" as defined by rules adopted by the SEC. Further discussion of the role of the audit committee is provided under "Audit Committee Report."

        The audit committee held nine meetings in 2012, of which four were in-person meetings.

        Compensation Committee.    The compensation committee is currently comprised of Lloyd L. Hill (chair), Richard J. Howell, Pattye L. Moore and James T. Rothe. The compensation committee operates pursuant to a written charter. Functions performed by the compensation committee include: developing and performing an annual performance evaluation of our chief executive officer and recommending chief executive officer compensation to the board of directors, approving salary and short-term and long-term incentive compensation programs for all senior executives, reviewing and adopting employee benefit plans and reviewing and approving compensation for directors.

        Additional information related to the nature of the compensation committee's responsibilities as they relate to executive officer compensation is set forth under "Compensation Discussion and Analysis."

        The compensation committee held 16 meetings in 2012, of which four were in-person meetings.

        Finance Committee.    The finance committee was created in February 2012 and is currently comprised of Glenn Kaufman (chair), Robert B. Aiken, Stuart I. Oran, James T. Rothe and Marcus L. Zanner. The finance committee operates pursuant to a written charter. The purpose of the finance committee is to exercise principal oversight of, and to make recommendations to the board and management on the Company's material finance, budgeting, and treasury activities. The finance committee oversees the Company's financial policies and goals, budgets, financial and analytic aspects of operations, capital requirements and opportunities and financial plans, strategies, policies and transactions regarding the Company's capital structure.

        The finance committee held eight meetings in 2012, one of which was an in-person meeting.

        Nominating and Governance Committee.    The nominating and governance committee is currently comprised of Robert B. Aiken (chair), Glenn B. Kaufman, Stuart I. Oran and J. Taylor Simonton, and operates pursuant to a written charter. The nominating and governance committee identifies, evaluates, and recommends to the board of directors candidates for appointment or election to the board, as appropriate. The committee determines whether to recommend to the board to include the nomination of incumbent directors with expiring terms in the proxy statement. The committee meets as needed to consider candidates to fill any vacancies that may occur. At least once a year, the committee considers whether the number of directors is appropriate for the Company's needs and recommends to the board any changes in the number of directors, and reviews the performance of the board.

        The nominating and governance committee held three meetings in 2012, one of which was an in-person meeting.

Stockholder Submission of Director Nominees

        A stockholder may submit the name of a director candidate for consideration by the nominating and governance committee by writing to: Nominating and Governance Committee, Red Robin Gourmet Burgers, Inc., 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, CO 80111. The stockholder must submit the following information in support of the candidate: (a) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such person's written consent to serve as a director if elected; (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder's notice by, or on behalf of, such stockholder and such beneficial owner, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Company, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of the Company, and (iv) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company's voting shares to elect such nominee or nominees.

Stockholder Communications with the Board of Directors

        You may communicate with any director, the entire board of directors, the independent directors, or any committee by sending a letter to the director, the board of directors, or the committee addressed to: Board of Directors, 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, CO 80111, or by sending an e-mail to: Board@redrobin.com. The Company's chief legal officer will review all communications, categorize them, and forward them to the appropriate board member(s). Messages pertaining to administrative matters, ordinary business matters, personal grievances, and similar issues will be forwarded to the appropriate member of management.

        With respect to issues arising under the Company's Code of Ethics, you may also communicate directly with the chair of the audit committee, vice president of internal audit or the compliance officer in the manner provided in the Company's Problem Resolution and Whistleblower Policy and Reporting Procedures. Both the Code of Ethics and the Problem Resolution and Whistleblower Policy and Reporting Procedures may be found on the investor relations section of our website at: www.redrobin.com.

Certain Relationships and Related Transactions

Transactions with Related Persons

        Marcus L. Zanner.    Marcus L. Zanner, a director of the Company (who is retiring immediately prior to the annual meeting), is a principal of and holds, directly or indirectly, interests of between 45% and 100% in three privately-held entities that hold the leases for three of the Company's restaurants in

Washington. Such leases were assumed in connection with the purchase of the 13 Red Robin® restaurants from Great Western Dining in 2006. For fiscal year 2011 and fiscal year 2012, the Company paid rent of approximately $1.1 million and $1.2 million, respectively, for these three restaurants, including percentage rent and related taxes and fees.

Review, Approval or Ratification of Transactions with Related Persons

        The board of directors recognizes that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interest of our stockholders, the Board has delegated the review and approval of related party transactions to the audit committee. Any related party transaction required to be disclosed in accordance with applicable SEC regulations must be reviewed and approved by the audit committee. In reviewing a proposed transaction, the audit committee must (i) satisfy itself that it has been fully informed as to the related party's relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the committee. After its review, the audit committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and our stockholders.

Compensation Committee Interlocks and Insider Participation

        During the last completed fiscal year, Lloyd L. Hill, Richard J. Howell, Pattye L. Moore, and James T. Rothe each served as members of the Company's compensation committee. None of the members of the compensation committee has been or will be one of the Company's officers or employees. The Company does not have any interlocking relationships between our executive officers and the compensation committee and the executive officers and compensation committee of any other entities, nor has any such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during fiscal year 2012, all of our officers, directors, and greater than ten percent beneficial owners timely complied with all Section 16(a) filing requirements.

STOCK OWNERSHIP OF CERTAIN PERSONS

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership for each table is based on 14,137,734 shares of common stock outstanding as of April 1, 2013.

Stock Ownership of Certain Beneficial Owners

        The following table sets forth information regarding beneficial owners of more than 5% of our common stock as of April 1, 2013. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1)	1,441,461	10.2%
Michael J. Snyder(2)	1,101,635	7.79%
BlackRock, Inc.(3)	1,096,720	7.76%
The Vanguard Group, Inc.(4)	842,642	5.96%
Lord, Abbett & Co. LLC(5)	785,396	5.56%

(1)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 11, 2013. The reporting person is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. The Schedule 13G/A discloses that the reporting person has sole power to dispose or to direct the disposition of 1,441,461 shares. The address of the reporting person is 100 East Pratt Street, Baltimore, Maryland 21202.

(2)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2007. The address of the reporting person is 1301 5th Avenue, Suite 3525, Seattle, Washington 98101.

(3)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 8, 2013. At the time of filing, the reporting person reported being a holding company that has sole voting and sole dispositive power over 1,096,720 shares. The address of this reporting person is 40 East 52nd Street, New York, New York 10022.

(4)
This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 11, 2013. The Vanguard Group, Inc. is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. The Schedule 13G/A discloses that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 21,633 shares of the common stock outstanding of the Company as a result of it serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 800 shares of the common stock outstanding of the Company as a result of it serving as investment manager of Australian investment offerings. The address of the reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
This disclosure is based on a Schedule 13G filed with the SEC on February 11, 2013. The reporting person is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. The Schedule 13G discloses that the reporting person has sole power to dispose or to direct the disposition of 785,396 shares. The address of the reporting person is 90 Hudson Street, Jersey City, New Jersey 07302.

Stock Ownership of Directors and Management

        The following table contains information about the beneficial ownership (unless otherwise indicated) of our common stock as of April 1, 2013 by:

  •
  each of our directors, including the board's nominees for election;

  •
  each executive officer named in the Summary Compensation Table; and

  •
  all directors and current executive officers as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Amount and Nature of Ownership	Percent of Class
Stephen E. Carley(2)	66,755	*
Stuart B. Brown(3)	13,747	*
Eric C. Houseman(4)	58,397	*
Todd A. Brighton(5)	39,003	*
Denny M. Post(6)	6,249	*
Robert B. Aiken(7)	17,450	*
Lloyd L. Hill(8)	13,950	*
Richard J. Howell(9)	33,125	*
Glenn B. Kaufman(10)	13,852	*
Pattye L. Moore(11)	25,105	*
Stuart I. Oran(12)	11,950	*
James T. Rothe(13)	35,025	*
J. Taylor Simonton(14)	32,325	*
Marcus L. Zanner(15)	30,740	*
Directors and Current Executive Officers as a group (17 persons)(16)	431,996	3.00%

*
Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our common stock.

(1)
If a stockholder holds options, restricted stock units, or other securities that are currently vested or exercisable or that vest or become exercisable within 60 days of April 1, 2013, we treat the common stock underlying those securities as owned by that stockholder and as outstanding shares when we calculate the stockholder's percentage ownership of our common stock. We do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)
Consists of 1,000 shares held directly by Mr. Carley, 9,301 shares of common stock held indirectly by the Carley Family Trust, and 56,454 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2013.

(3)
Consists of 6,713 shares held directly by Mr. Brown, and 7,034 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2013.

(4)
Consists of 35,917 shares of common stock held directly by Mr. Houseman, and 22,480 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2013.

(5)
Consists of 24,668 shares of common stock held directly by Mr. Brighton, and 14,335 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2013.

(6)
Consists of 603 shares of common stock held directly by Ms. Post, and 5,646 shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2013.

(7)
Consists of 4,326 shares of restricted stock units that are currently vested or will vest within 60 days, 8,124 shares of common stock held indirectly by the Robert B. Aiken Trust, and 5,000 shares of common stock subject to options that are currently exercisable or exercisable within 60 days.

(8)
Consists of 4,326 shares of restricted stock units that are currently vested or will vest within 60 days, 2,624 shares of common stock held directly by Mr. Hill, 2,000 shares of common stock held indirectly by the Lloyd Hill Revocable Trust, and 5,000 shares of common stock subject to options that are currently exercisable or exercisable within 60 days.

(9)
Consists of 4,326 shares of restricted stock units that are currently vested or will vest within 60 days, 8,499 shares of common stock held directly by Mr. Howell, 800 shares of common stock held indirectly in trusts for the benefit of Mr. Howell's children, and 19,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days.

(10)
Consists of 2,828 shares of restricted stock units that are currently vested or will vest within 60 days, 6,024 shares of common stock held directly by Mr. Kaufman, and 5,000 shares of common stock subject to options that are currently exercisable or exercisable within 60 days.

(11)
Consists of 4,326 shares of restricted stock units that are currently vested or will vest within 60 days, 666 shares of common stock held directly by Ms. Moore, 10,613 shares of common stock held indirectly by an entity owned and managed by Ms. Moore and her husband, and 9,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days.

(12)
Consists of 4,326 shares of restricted stock units that are currently vested or will vest within 60 days, 624 shares of common stock held directly by Mr. Oran, 2,000 shares of common stock held indirectly by Mr. Oran in two trusts of which Mr. Oran is co-trustee, and 5,000 shares of common stock subject to options that are currently exercisable or exercisable within 60 days.

(13)
Consists of 4,326 shares of restricted stock units that are currently vested or will vest within 60 days, 6,199 shares of common stock held directly by Mr. Rothe, and 24,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days.

(14)
Consists of 4,326 shares of restricted stock units that are currently vested or will vest within 60 days, 8,499 shares of common stock held directly by Mr. Simonton, and 19,500 shares of common stock subject to options that are currently exercisable or exercisable within 60 days. Mr. Simonton is retiring immediately prior to the annual meeting. If the compensation committee determines to accelerate the vesting of his outstanding awards in connection with his retirement, an additional 3,525 shares of restricted stock units would be beneficially owned by Mr. Simonton.

(15)
Consists of 4,326 shares of restricted stock units that are currently vested or will vest within 60 days, 21,414 shares of common stock held directly by Mr. Zanner, and 5,000 shares of common stock subject to options that are currently exercisable or exercisable within 60 days. Mr. Zanner is retiring immediately prior to the annual meeting. If the compensation committee determines to accelerate the vesting of his outstanding awards in connection with his retirement, an additional 3,525 shares of restricted stock units would be beneficially owned by Mr. Zanner.

(16)
Includes 37,436 shares of restricted stock units that are currently vested or will vest within 60 days and 220,095 shares of common stock subject to options that are currently exercisable or exercisable within 60 days.

COMPENSATION DISCUSSION AND ANALYSIS

        In this Compensation Discussion and Analysis, we provide an analysis and explanation of our executive compensation program and the compensation derived from this program by our executive officers, including our "named executive officers". For 2012, our named executive officers were:

  •
  Stephen E. Carley, Chief Executive Officer

  •
  Stuart B. Brown, Senior Vice President and Chief Financial Officer

  •
  Eric C. Houseman, President and Chief Operating Officer

  •
  Todd A. Brighton, Senior Vice President and Chief Development Officer

  •
  Denny M. Post, Senior Vice President and Chief Marketing Officer

Overview

        Red Robin Gourmet Burgers, Inc., together with its subsidiaries, is a casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers in a fun environment welcoming to guests of all ages. We believe in delivering great experiences for our guests and team members, which we further believe will lead to operating and financial results superior to those of our casual dining peers. We have identified and continue to examine opportunities that will drive strong financial performance through increasing guest traffic and revenue, improving operational efficiencies and expense management, and expanding our restaurant base. We have built key short and long-term strategies and initiatives around these opportunities and programs to optimize returns through allocation of our capital. We believe these initiatives also comprise the foundations for scalable and sustainable long-term growth, profitability, and increased stockholder value.

        Our executive compensation program supports this focus through several key objectives:

  •
  Attracting, retaining and motivating the best possible executive talent who have the seasoned experience and leadership skills capable of driving performance and top-line growth in sales;

  •
  Creating value for our stockholders by linking achievement of measurable corporate objectives while minimizing unreasonable and excessive risk-taking; and

  •
  Paying for superior results through a program that incents and rewards for achievement of both short-term and long-term organizational and functional objectives with a mix of compensation strategies that place a significant portion of cash and equity compensation at risk.

        Accordingly, our executive compensation is comprised of three elements: base salaries; annual cash incentives; and long-term incentives that include both cash awards on three-year performance cycles and equity awards (stock options and restricted stock units). We also provide certain other customary health and welfare benefits and other minor compensation to executives, which are in line with those offered to other groups of our team members, and which comprise a modest portion of our named executive officer compensation. See "Summary Compensation Table" on page 26.

Pay for Performance Alignment

        Our compensation program is designed to pay for performance. The majority of our named executive officers' compensation, excluding base salary, is incentive based, and is comprised of performance-based short-term and long-term awards. Such compensation therefore varies in value and is at-risk of forfeiture or reduced payout if performance goals are not achieved for cash-based incentives, or loss of value if our performance does not drive increases in our stock price. Financial measures such as EBITDA (earnings before interest, taxes, depreciation and amortization) and ROIC (return on invested capital) used for the annual bonus and cash incentive grants are linked to the

Company's strategic business plans that are reviewed and approved by our board of directors. Minimum financial targets must be achieved for any payouts of cash to be made under both the annual bonus and long-term incentive grants. Equity granted in these awards vests ratably over four years, the value of which is dependent on an increase in the Company's stock price.

        In 2012, variable short-term and long-term incentives made up 70% and 61% of total compensation, respectively, for Stephen Carley, CEO, and the other named executive officers. Short-term incentive pay, aligned with achievement of annual business results based on EBITDA, comprised 33% and 30% of our CEO's and named executive officers' total compensation opportunity, respectively.

        Long-term incentive ("LTI") awards that are designed to maximize retention and to link compensation to the Company's long-term stock price performance comprised 37% and 31% of our CEO's and named executive officers' total compensation, respectively, and are based on achievement of longer term business goals adopted as part of our multi-year strategy.

        Mr. Carley joined the Company in late 2010 as chief executive officer. Under Mr. Carley's direction, we have pursued a course of performance improvement designed to drive top-line growth in sales and lay the foundations for scalable and sustainable long-term growth, profitability and increased stockholder value. Our compensation objectives are designed to link incentives and rewards with current and long-term sustained achievement of these goals. For the past two years, we have experienced significant improvement in our operating performance. Highlights of our improved performance are set forth below. Our fiscal year 2012 included 53 weeks rather than 52 due to our fiscal calendar (approximately every 7th fiscal year has 53 weeks).

  •
  Total revenues for 2012 increased 6.8% (including the 53rd week) over 2011, and 5.9% for 2011 over 2010.

  •
  Same store sales growth of 1.4% in the fourth quarter of 2012 marked the 10th consecutive quarter of increases in same store sales.

  •
  For the full 2012 fiscal year, adjusted EPS grew 30% to $2.06. Excluding the fifty-third week, on a comparable basis to the 52 weeks in 2011, we achieved EPS growth of 17% over 2011. Adjusted EPS for fiscal 2011 was $1.58 compared to $0.71 in fiscal 2010.

  •
  For fiscal 2012, though still negative, our guest traffic exceeded the casual dining sector by 166 basis points as reported by Black Box Intelligence, a financial benchmarking report for the restaurant industry. This included three consecutive quarters where the Company's performance in guest traffic outpaced the industry.

  •
  We used excess cash generated during the last two years to benefit our stockholders in the form of share repurchases. Over the past two years, we have repurchased over $57 million or 14% of shares outstanding, including $24.3 million repurchased during 2012. Our board of directors approved a new $50 million share repurchase authorization that became effective at the beginning of 2013.

  •
  As represented in the chart below, for the past three years, our cumulative total shareholder return on our common stock has shown marked improvement and compares favorably with the cumulative total return over the same period for the Russell 3000 Index, the Bloomberg U.S. Full Service Restaurant Index and our peer group restaurants (See "Benchmarking" below beginning on page 20). The comparison assumes $100 was invested on December 31, 2009 in the Company's Common Stock and in each of the indices (including reinvestment of dividends based on calendar years ending December 31 for purposes of comparability).

Three Year Indexed Share Price Performance

		Fiscal Years
	12/31/2009	2010	2011	2012
Red Robin Gourmet Burgers, Inc.	$100.00	$119.94	$154.75	$197.15
Russell 3000	100.00	116.28	116.79	135.12
Bloomberg Full Service	100.00	141.55	141.44	162.93
Peer Composite	100.00	138.45	156.10	187.62

Source: Capital IQ and Bloomberg as of December 31, 2012

  •
  As represented in the bar graph below, our stock price has steadily increased since Mr. Carley joined our Company as chief executive officer in September 2010. Since 2010, our stock price has increased from a high in the mid $20s to a recent high in the mid $40s.

RRGB Avg. Stock Highs & Lows

        2012 Say on Pay Vote Results.    At our 2012 annual meeting of stockholders, holders of approximately 89% of the votes cast on such proposal approved the advisory vote on the 2011 compensation of our named executive officers. The compensation committee did not make significant structural changes to our executive compensation program in 2012. The compensation committee believes the advisory stockholder vote indicates strong support for the Company's executive compensation program. The compensation committee will continue to consider the results of the advisory vote on executive compensation in future executive compensation policies and decisions.

Key Components of our Executive Compensation Program

        Our compensation objectives are designed to link salaries and incentives with current and long-term sustained achievement of Company strategic goals, as evidenced by the pay- for-performance features of our executive compensation program. Accordingly, our executive compensation program is comprised of both short-term (annual) and long-term components, including fixed base cash compensation, and variable incentive compensation, which currently is comprised of both long-term cash awards and equity. Annual compensation, which is comprised of base salaries and annual bonus opportunity, together with long-term incentives, result in total direct compensation targeted at approximately the 60th percentile of our peer group, with annual cash compensation targeted at the median (50th percentile) of our peer group, and long-term compensation targeted at the 65th percentile of our peer group, as discussed more fully below. Although total direct compensation is targeted above the median for our peer group, realization of that level of compensation occurs only upon achievement of both the short and long-term performance results.

        Incentive awards of both cash and equity are paid pursuant to the Company's Second Amended and Restated 2007 Performance Incentive Plan (the "2007 Plan").

        The compensation committee believes that the annual incentives (which are generally based on annual Company EBITDA or other financial targets) and the long-term incentives (the cash portions of which are currently based on three year EBITDA and ROIC targets) place a large portion of the executive's pay at risk because such pay will fluctuate or vary in value based upon the level of performance achieved by the Company. Because incentive awards are performance-based, they are variable or at risk of forfeiture or reduced payout if performance goals are not achieved. Moreover, long-term equity awards are at risk of forfeiture if the executive does not remain with the Company until the equity vests, and at risk of reduced realized value based upon Company stock price at the date of vesting.

        The compensation committee believes that our compensation programs do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. Because a material part of our executives' compensation is tied to achievement of long-term goals, our LTI program uses multiple metrics, and our maximum payouts are capped, The compensation committee continually evaluates and revises our compensation program as necessary to ensure that it is competitive with the market and our peers, and promotes achievement of our business objectives without undue risk. See "Risk Mitigation" beginning on page 24.

Base Compensation

        Base Salary.    The compensation committee sets base salaries for our executives to reflect the scope of each executive's responsibilities, experience, and performance. The compensation committee reviews base salaries annually, and adjusts them from time to time to account for relevant factors such as market changes, as documented by the compensation consultant. The compensation committee also considers the CEO's evaluation of each executive's performance and reviews his salary recommendations for those key executives.

 Incentive-Based Compensation

        Use of Different Metrics.    For our incentive-based compensation, the compensation committee utilizes a mix of performance metrics and time and tenure. Each type of metric serves a different purpose. The cash component of the short-term (annual bonus) and long-term incentive awards requires achievement of certain financial targets, measured over either one or three years. If the financial metrics are not achieved at a minimum threshold level at the end of the performance period, no payment is earned or made. The equity portion of the grants vests ratably over four years. The time-based vesting of the restricted stock units, a comparatively lesser portion of the total long-term incentive awards, is used primarily for retention purposes and to guarantee stock ownership by executives, thereby aligning their interests with our stockholders. The stock options vest over time, but require improved stock price performance to realize value.

        Annual Performance-Based Incentive (Cash Bonus).    Annual performance-based cash bonuses are intended to reward achievement of short-term operating goals and financial performance that are incremental to long-term, sustained creation of stockholder value. Our annual bonuses are established with reference to the annual portion of our five year strategic plan and, although measured in one year increments, are designed to tie each year's results into a long-term target. As the Company's business evolves and develops, the long-term targets may be revised with concurrent impact on each year's annual planning. Generally, the annual performance metrics are financial based measures. The compensation committee continually evaluates the measures against which we gauge our performance and may incorporate additional or alternative metrics to incentivize executives to achieve appropriate performance targets and respond to industry changes or market forces.

        Each of our executives is eligible to receive an annual cash bonus based on achievement of certain performance objectives, predominantly based on annual EBITDA. The EBITDA measure was selected because we believe it best captures our operating results without reflecting the impact of decisions related to our growth, non-operating factors and other matters. The 2007 Plan permits the compensation committee to adjust, in its discretion, EBITDA for non-cash, non-recurring or unusual items. The compensation committee approves the annual bonus plan based on achievement of a predetermined range of minimum threshold, target, and maximum-level EBITDA and approves payout of the bonuses, if any, following review of actual results. Bonuses are based on a percentage of the executive's salary, which percentage varies up or down depending on the actual EBITDA performance level. Bonuses are not payable at all if the minimum threshold of EBITDA is not achieved. The compensation committee sets these ranges each year based on performance expectations, market and peer comparisons and other factors. The compensation committee may add or substitute performance measures in future plans. The compensation committee may also use various factors to exercise negative discretion when evaluating performance for purposes of awarding annual incentive compensation.

        In addition, the compensation committee may approve special bonuses on an individual or group basis in recognition of extraordinary achievements or to address other special situations.

        Long-Term Performance-Based Incentives.    The compensation committee determines the long-term incentive grants for the executive officers, including the named executive officers, pursuant to market data and with respect to comparisons to peer restaurant compensation practices. The compensation committee believes that a mix of performance and time-based cash and equity incentives provides an element of performance risk for executives, as well as guaranteed equity ownership, thereby aligning the interests of executive officers with our stockholders.

        Long-term incentive grants consist of equity awards, typically in the form of restricted stock units and stock options, and a long-term cash incentive component. They are designed to focus management on our strategy of driving consistent, sustainable achievement of long-term goals, both incrementally and over long performance periods. The annual granting of multi-year performance compensation

(using three-year performance targets) is designed to ensure that the execution of our strategic plan considers appropriate risks and returns and allows for initiatives that are multi-year in nature.

        Currently, the long-term incentive awards consist of an equity component comprised of 40% stock options and 20% restricted stock units (both of which vest ratably over four years), and a 40% performance-based cash component. We use stock options to align the interests of our executive officers with stockholders because value is realized only if the stock price appreciates (stock price performance). The cash component is payable if EBITDA or ROIC targets are achieved over a three-year measurement period. We use restricted stock units to help retain our executives and further align their interests with our stockholders.

        Risk Profile of 2012 Named Executive Officer Compensation.    The charts below reflect the portion of the executives' compensation that is considered "variable" (i.e., in value realized) and/or "at-risk" (subject to forfeiture or partial or complete loss of value). The portion of variable pay for Mr. Carley for 2012 is approximately 70%, and for all other named executives is approximately 61%. "At-risk" portions of the pay at the beginning of 2012 included the 2012 annual cash bonus opportunities (annual short-term bonus incentive or "STI") and the three-year long-term incentive grant (40% cash, 40% restricted stock units and 20% options, or collectively "LTI"), all of which is variable pay. The cash portion of the LTI is subject to a three-year performance period measuring EBITDA and ROIC for fiscal years 2012-2014, payable, if earned, in 2015. The chart assumes payout of long-term cash incentives at 100% target levels. Options and restricted stock units vest ratably over four years, and therefore their value depends on the Company's stock price on the respective vesting dates. Components of the LTI grant are also at risk of forfeiture if the named executive officer does not remain employed by the Company through the performance or vesting periods. In addition, stock options could lose value if the stock price falls and remains below the exercise price of $35.46. In March 2013, the annual cash bonus incentives, representing a portion of the variable at risk pay, were paid based on 2012 performance to each of the named executive officers. See "Summary Compensation Table" on page 26. Such payouts are not reflected in the table below.

CEO

Other Named Executive Officers

Benchmarking

        Restaurant Peer Group.    Restaurant peer group companies are selected based on their similarity to us with respect to several factors, including revenue, size and scope. At the end of fiscal 2011, the Company ranked in the 56th percentile for its peer group in sales, 54th percentile in assets and 25th percentile in market value according to the compensation committee's consultant, AON Hewitt. In 2013, P.F. Chang's China Bistro, Inc., and California Pizza Kitchen have been excluded from the peer group list as they are no longer publicly reporting. Our current peer group is comprised of the restaurant companies listed below:

Peer Group
Biglari Holdings, Inc.	Denny's Corporation
BJ's Restaurants, Inc.	DineEquity, Inc.
Bob Evans Farms, Inc.	Dominos Pizza, Inc.
Buffalo Wild Wings, Inc.	Einstein Noah Restaurant Group, Inc.
Carrols Restaurant Group, Inc.	Frisch's Restaurants, Inc.
CEC Entertainment, Inc.	Papa John's International, Inc.
The Cheesecake Factory, Inc.	Sonic Corp.
Texas Roadhouse, Inc.

Compensation Consultant

        The compensation committee's consultant, AON Hewitt, assists with the compensation committee's annual review of our executive compensation program, the cash and equity compensation practices, ongoing development of our executive compensation philosophy, and acts as an advisor to the compensation committee on compensation matters as they arise. AON Hewitt also advises the compensation committee on compensation for the board of directors. Other than its service to the compensation committee, AON Hewitt did not provide any other services to the Company in fiscal year 2012. The Committee evaluated AON Hewitt's independence as its compensation consultant by considering each of the independence factors recently adopted by The NASDAQ Global Select Market® and the SEC. Based on such evaluation, the compensation committee believes that no conflict of interest exists that would prevent AON Hewitt from independently representing the compensation committee.

Equity Compensation Plan Information

        We maintain four equity-based compensation plans—the 2002 Stock Incentive Plan (the "2002 Plan"), the 2004 Performance Incentive Plan (the "2004 Plan"), the Second Amended and Restated 2007 Performance Incentive Plan (the "2007 Plan"), and the Employee Stock Purchase Plan (the "ESPP"). Our stockholders have approved each of these plans.

        The following table sets forth for our equity compensation plans in the aggregate, the number of shares of our common stock subject to outstanding options and rights under these plans, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under these plans as of December 30, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	704,944	(1)	$26.01	964,046	(2)
Equity compensation plans not approved by security holders	N/A			N/A

Total	704,944			964,046

(1)
This aggregate amount of 704,944 consists of the following number of options then outstanding under each of the plans:

52,708	2002 Plan
73,806	2004 Plan
578,430	2007 Plan
(2)
Of the aggregate number of shares that remained available for future issuance as of December 30, 2012, 93,326 shares were available for issuance under the ESPP and 870,720 shares were available for issuance under the 2007 Plan. Any shares subject to options granted under the 2002 Plan or the 2004 Plan that are not exercised before they expire or are terminated will expire and not be available for additional award grants. No new awards may be granted under the 2002 Plan or the 2004 Plan.

Modest Perquisites

        We offer relatively few perquisites to our executives, but we do provide certain benefits such as car allowances, meal allowances and discounts at our restaurants to our named executive officers and certain other employees.

Summary of 2012 Compensation Activity

        Salaries.    In September 2012, the compensation committee awarded an approximate 2% salary increase to the Company's executive team as set forth below. The compensation committee considered various factors including peer compensation practices, Company performance, individual contributions or other relevant matters. The compensation committee considers salary increases mid-year instead of at the beginning of the year in order to better assess these factors.

Named Executive Officer	Former Salary	New Salary
Stephen E. Carley, Chief Executive Officer	$735,000	$750,000
Stuart B. Brown, Senior Vice President and Chief Financial Officer	$350,000	$357,000
Eric Houseman, President and Chief Operating Officer	$412,000	$420,240
Todd Brighton Senior Vice President and Chief Development Officer	$334,235	$340,920
Denny Post Senior Vice President and Chief Marketing Officer	$385,000	$392,700

        Each of Mr. Carley, Mr. Brown and Ms. Post has an employment agreement with the Company, the terms of which are discussed below under "Executive Employment Agreements."

        2012 Bonuses.    For 2012, annual bonuses were based on achievement of an annual Company EBITDA target to focus our efforts on continuing to improve performance and maximizing stockholder returns. In fiscal year 2012, we realized significant movement toward these goals, reporting increased revenue and net income in fiscal 2012 over 2011 and sustainable cost reductions. We view these achievements as the first steps in continuing to work toward establishing best in class operations, profitability and brand value.

        Bonus opportunities for achievement of EBITDA targets represent a percentage of the employee's salary. Based on achievement of above-target EBITDA performance goals in 2012, our executive officers earned a bonus payout, as reflected in the summary compensation table and the table below. For 2012, our target (100%) level EBITDA objective was approximately $100.1 million after giving effect to bonus expense. The range of EBITDA objectives to achieve a bonus payout was 85% of target EBITDA for the minimum threshold level, and 115% of target EBITDA for the maximum level, with a corresponding multiple range that decreased or increased the payout of the executive's target bonus. Our actual EBITDA achievement for 2012 was $101.9 million, which was 101.8% of the target EBITDA level, and generated a corresponding payout multiple of 107.2% of the executive's target level bonus, which was paid in February 2013.

		EBITDA-Based Bonus
Named Executive Officer	2012 Actual Salary	Bonus at Target (% of Actual Salary)	$ Bonus at Target	$ Bonus at Minimum	$ Bonus at Maximum	2012 Actual Bonus	2012 Actual Bonus (% of Actual Salary)
S. Carley	$740,769	100%	$740,769	$222,231	$1,259,307	$794,104	107.2%
S. Brown	$352,692	70%	$246,884	$74,065	$419,703	$264,660	75.0%
E. Houseman	$415,170	80%	$332,136	$99,641	$564,631	$356,050	85.8%
T. Brighton	$336,806	70%	$235,764	$70,729	$400,799	$252,739	75.0%
D. Post	$387,962	70%	$271,573	$81,472	$461,675	$291,126	75.0%

        Bonus payments for achievement at that level were paid to all executives and a number of eligible management, regional management, and non-restaurant personnel.

        The 2012 annual cash bonus incentive also included a factor, once EBITDA at 100% of the target level was achieved, to allow, at the discretion of the compensation committee, for additional bonus compensation for achievement of certain guest traffic increases. The Company did not achieve such increases and, consequently, no additional bonus was paid.

        2012 Long-Term Incentive ("LTI") Program.    The 2012 LTI grants made to named and other executive officers followed the program design implemented in 2011. The program is comprised of stock options representing 40% of the award and 20% in restricted stock units, that each vest ratably over four years, and a long-term cash incentive measured by company performance over three years, which constitutes 40% of an executive's total target incentive. The LTI program grants are made under the 2007 Plan. It is intended that this program will continue annually in overlapping cycles.

        Long-Term Cash Portion.    The long-term cash portion of the performance plan is focused on operational metrics with a three-year performance period. The awards cliff vest at the end of each three-year performance cycle. Performance is measured over the three years based on a range of minimum threshold, target, and maximum level. There are two independent metrics used which provide an appropriate balance between growth in enterprise value and operational effectiveness. The first metric is the three-year average return on invested capital ("ROIC"), which recognizes that uses of capital and improvement in ROIC may take time to manifest. The second metric is cumulative EBITDA, which allows progress toward the goal to be measured during the three years. The goals are equally weighted and the payouts may be different depending on the achievement level of each metric.

        The same LTI program metrics and methodology were implemented for both the 2012 and 2013 awards. It is currently intended that each subsequent annual plan will have similar three-year performance periods and vesting.

        Stock Options.    The stock options that were granted in 2012 vest fully in four years with one quarter of the options vesting on each anniversary date of the grant. Prior to 2011, stock option grants vested one-fourth on the first anniversary date and the balance ratably over the following 36 months. The change in the options vesting schedule was made to better align all incentives with longer-term achievement of objectives.

        Restricted Stock Units.    The restricted stock units that were granted in 2012 vest fully in four years with one quarter vesting on each anniversary date of the grant.

        2012 Incentive Grants.    In February 2012, the Company made the following annual grants to our named executive officers in the form of LTI cash award, options, and restricted stock units under the 2007 Plan. As described above, an executive's total target incentive is comprised of 40% long-term performance-based cash, 40% stock options, and 20% restricted stock units.

Named Executive Officer	Total Long Term Incentive Target Value ($)	Long-Term Incentive Cash ($)	Non-Qualified Stock Options (#)	Time-Based Restricted Stock Units (#)
S. Carley	900,000	360,008	24,064	5,076
S. Brown	350,000	140,006	9,358	1,974
E. Houseman	300,000	120,008	8,021	1,692
T. Brighton	230,000	92,019	6,149	1,297
D. Post	285,000	114,021	7,620	1,607

2013 Compensation Program

        Our 2013 compensation program has substantially the same key components and elements as our 2012 program.

 Executive Stock Ownership Guidelines

        Stock ownership guidelines have been in effect for the Company's executive officers and directors since March 2009. (See "Director Stock Ownership Guidelines" beginning on page 38 for ownership guidelines for directors). The compensation committee believes that executive ownership requirements increase alignment with stockholders on long-term ownership risk. The guidelines require executive officers to hold during the term of the executive's employment a definitive dollar value of the Company's stock, based on the price of the Company's common stock at the date of acquisition. All forms of equity owned of record or beneficially, except options, are credited toward the guidelines. The executive officers have five years to achieve the guidelines from the latter of the date the guidelines were adopted or their effective date of employment. The compensation committee periodically reviews the guidelines and receives guidance and market data from its advisors. The value was initially based broadly on a multiple of salary for each executive officer at the time the plan was instituted. The ownership guideline values were approximately 3.5 times Mr. Carley's salary, approximately 2 times Mr. Houseman's salary, and approximately 1.5 times salary for the remaining executive officers. The following table sets forth the ownership guidelines and the holdings of the named executive officers as of April 1, 2013, valued at the acquisition dates (excluding options):

Named Executive Officer	Ownership Guideline	Acquisition Value
S. Carley	$2,450,000	$1,411,038
S. Brown	$450,000	$774,777
E. Houseman	$800,000	$802,163
T. Brighton	$450,000	$558,715
D. Post	$450,000	$170,740

Employment Agreements

        Each of Mr. Carley, Mr. Brown, and Ms. Post has an employment agreement with the Company, described below under "Executive Employment Agreements." The employment agreements have indefinite terms, terminating on discontinuance of employment in accordance with the terms of the agreement. The agreements provide for severance payments upon termination and after a change of control of the Company. The compensation committee believes that the terms of these agreements are in line with market standards and are an important means to allow management to continue to focus on running the business of the Company in the event of a pending or actual change of control event or otherwise. More detailed information concerning these severance payments appears below under the caption "Potential Payments upon Termination or Change in Control."

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code under the Omnibus Budget Reconciliation Act of 1993 limits the deductibility for tax purposes of compensation over $1 million paid by a publicly-traded company to certain executive officers. The policy of the compensation committee is to establish and maintain a compensation program that maximizes the creation of long-term stockholder value. The compensation committee generally attempts to structure most compensation approaches to preserve deductibility. The compensation committee, however, reserves the right to adopt programs giving consideration to factors other than deductibility where the compensation committee believes stockholder interests are best served by retaining flexibility. In such cases, the compensation committee may consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its compensation objectives.

        As discussed above, performance bonuses are generally paid under the 2007 Plan and thus are intended to qualify as "performance-based compensation" under Section 162(m) of the Internal

Revenue Code. Accordingly, such amounts are intended to be deductible by the Company even if in excess of the $1 million statutory limit. Certain of our annual equity awards to our executives are not performance-based. Consequently, a portion of that compensation may not be deductible in future years if such executive's aggregate compensation is in excess of statutory limits.

Risk Mitigation

        The compensation committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking. The factors considered by the committee include:

  •
  the general design philosophy of our compensation policies and practices for employees whose behavior would be most affected by the incentives established by our compensation policies and practices, as such policies and practices relate to or affect risk taking by employees on our behalf, and the manner of their implementation;

  •
  our risk assessment and incentive considerations in structuring our compensation policies and practices or in awarding and paying compensation;

  •
  how our compensation policies and practices relate to the realization of risks resulting from the actions of employees in both the short term and the long term;

  •
  our policies regarding adjustments to our compensation programs and practices to address changes in our risk profile; and

  •
  material adjustments that we have made to our compensation policies and practices as a result of changes in our risk profile.

        The compensation committee believes that it has mitigated unnecessary risk taking in both the design of the compensation plans and the controls placed upon them because (i) payouts under our annual and long-term incentive compensation plans are capped, (ii) the performance goals relate directly to the business plan approved by the board of directors, and (iii) there is an appropriate balance between our annual operating achievements and longer-term value creation, with a particular emphasis on longer term value creation for our executives. Accordingly, based upon the foregoing, the Company believes that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Clawback Policy

        In March 2012, the Company's board of directors adopted a compensation clawback policy for its executive officers that provides for the recoupment by the Company of certain excess incentive compensation paid to the officers under certain circumstances. In the event of a restatement of the Company's previously issued financial statements as a result of either i) material non-compliance with financial reporting requirements under the securities law or ii) intentional misconduct by an executive, the Company may recover, to the extent permitted by law, certain incentive compensation received by the executive that was in excess of what would have been paid in the absence of the incorrect financial statements.

Pledging and Hedging Transactions in Company Securities

        Although the Company does not have a formal written policy, the compensation committee's practice is that pledging and hedging the Company's securities is prohibited for executive officers and directors.

 Compensation Committee Report

        The following Report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent the Company specifically incorporates this Report.

The compensation committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company's management. Based on the review and discussions, the compensation committee recommended to the Company's board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Lloyd L. Hill, Chair
Richard J. Howell
Pattye L. Moore
James T. Rothe

2012 Executive Compensation Tables

Summary Compensation Table

        The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to the Company in all capacities by our principal executive officer, principal financial officer, and each of our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2012 (collectively, the named executive officers), for fiscal years 2010 through 2012:

Name and Principal Position	Year	Salary ($)(4)	Bonus ($)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)
Stephen E. Carley,	2012	740,769		179,995	351,425	794,104	15,765	2,082,058
Chief Executive Officer(1)	2011	715,077		170,183	344,182	954,973	282,809	2,467,224
	2010	201,923	550,000	1,065,115	549,996	—	13,353	2,380,387
Stuart B. Brown,	2012	352,692		69,998	136,666	264,660	10,591	834,607
Senior Vice President and	2011	100,961	160,000	669,970	141,521	94,352	2,851	1,169,655
Chief Financial Officer(2)
Eric C. Houseman,	2012	415,170		59,998	117,140	356,050	11,458	959,816
President and Chief	2011	405,539	—	71,989	145,591	433,206	14,813	1,071,138
Operating Officer	2010	400,000	—	354,109	—	32,000	13,853	799,962
Todd A. Brighton,	2012	336,806		45,992	89,801	252,739	13,208	738,546
Senior Vice President and	2011	311,940	—	41,270	83,518	291,549	14,240	742,517
Chief Development Officer	2010	295,000	—	176,331	—	20,650	13,820	505,801
Denny M. Post	2012	387,962		56,984	111,281	291,126	137,825	985,178
Senior Vice President and	2011	155,481	125,000	61,577	124,351	145,322	15,691	627,422
Chief Marketing Officer(3)

(1)
Mr. Carley joined the Company in September 2010. The base salary reported for Mr. Carley is prorated for the period of time he provided services to us in fiscal 2010. Mr. Carley's annual base salary in 2010 was $700,000. The bonus amount reported for Mr. Carley in 2010 represents a sign-on bonus which we paid within 10 business days after the start of his employment pursuant to his employment agreement.

(2)
Mr. Brown joined the Company in September 2011. The base salary reported for Mr. Brown is prorated for the period of time he provided services to us in fiscal 2011. Mr. Brown's annual base salary in 2011 was $350,000. The bonus amount reported for Mr. Brown represents a sign-on bonus which we paid within 15 business days after the start of his employment pursuant to his employment agreement.

(3)
Ms. Post joined the Company in August 2011. The base salary reported for Ms. Post is prorated for the period of time she provided services to us in fiscal 2011. Ms. Post's annual base salary in 2011 was $385,000. The bonus amount reported for Ms. Post represents a sign-on bonus which we paid within 10 business days after the start of her employment pursuant to her employment agreement.

(4)
Salary amounts represent base salary and payment for vacation, holidays, and sick days. Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary into the Deferred Compensation Plan.

(5)
Amounts under Stock Awards represent the aggregate grant date fair value of such awards computed in accordance with the authoritative accounting guidance for accounting for stock compensation for fiscal years 2012, 2011, and 2010. See "Outstanding Equity Awards at 2012 Fiscal Year-End" below for a listing of restricted stock awards outstanding for each named executive officer as of December 30, 2012.

(6)
Amounts under Option Awards represent the aggregate grant date fair value of such awards computed in accordance with the authoritative accounting guidance for accounting for stock compensation for fiscal years

  2012, 2011, and 2010. See Note 15 to our financial statements included in our annual report on Form 10-K for the fiscal years ended December 30, 2012, December 25, 2011, and December 26, 2010, for descriptions of the methodologies and assumptions we used to value option awards.

(7)
The amount shown for each named executive officer in the "Non-Equity Incentive Plan Compensation" column for 2010 is attributable to a bonus award under the 2007 Plan earned in fiscal year 2010, but paid in 2011, the amount shown for 2011 is attributable to a bonus award for achievement of personal goals under the 2007 Plan earned in fiscal year 2011, but paid in 2012, and the amount shown for 2012 is attributable to a bonus award under the 2007 Plan earned in fiscal 2012, but paid in 2013.

(8)
Amounts in the "All Other Compensation" column consist of the following payments we paid to or on behalf of the named executive officers.

Name	Year	Car Allowance ($)(a)	Meal Discounts ($)(b)	Life Insurance/ LT Disability Premium Payments ($)(c)	Moving Expenses & Other Payments ($)		Total ($)
Stephen E. Carley,	2012	15,000	212	553			15,765
Chief Executive Officer	2011	15,000	718	552	266,539	(d)	282,809
	2010	4,327	674	165	8,187	(d)	13,353
Stuart B. Brown,	2012	10,200	—	391			10,591
Senior Vice President and Chief	2011	2,746	—	105			2,851
Financial Officer
Eric C. Houseman,	2012	10,200	841	417			11,458
President and Chief Operating	2011	10,200	2,165	1,858	590		14,813
Officer	2010	10,200	1,864	1,789	—		13,853
Todd A. Brighton,	2012	10,200	2,624	384			13,208
Senior Vice President and Chief	2011	10,200	1,456	2,584			14,240
Development Officer	2010	10,200	1,141	2,479	—		13,820
Denny M. Post,	2012	10,200	1,547	406	125,672		137,825
Senior Vice President and Chief	2011	4,315	895	156	10,325	(d)	15,691
Marketing Officer

(a)
All executives and certain other employees receive monthly car allowances.

(b)
Various forms of meal discounts are provided to executives and all other employees. The amounts reported in this column are valued at the incremental cost to our Company and are based on approximately 60% of the cost of the meal, which represents the average cost of goods and labor.

(c)
Long-term disability insurance and life insurance is provided to executives and certain other employees and paid by the Company. The value represents the premiums paid by the Company on behalf of the named executive officer.

(d)
Amounts represent moving expenses reimbursable by the Company pursuant to the employment agreements for Mr. Carley and Ms. Post.

Grants of Plan-Based Awards

        The following table provides additional information about stock option awards and equity and targeted non-equity incentive plan awards granted to our named executive officers during fiscal 2012:

						All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards								Grant Date Fair Value of Option and Stock Awards ($)(3)
										Exercise or Base Price of Option Awards ($)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Stephen E. Carley,	2/21/2012	(1)	222,231	740,769	1,259,307			24,064	(4)	35.46	351,425
Chief Executive Officer	2/21/2012	(2)	90,002	360,008	720,016	5,076	(5)				179,995
Stuart B. Brown,	2/21/2012	(1)	74,065	246,884	419,703			9,358	(4)	35.46	136,666
Senior Vice President	2/21/2012	(2)	35,002	140,006	280,012	1,974	(5)				69,998
and Chief Financial Officer
Eric C. Houseman,	2/21/2012	(1)	99,641	332,136	564,631			8,021	(4)	35.46	117,140
President and Chief Operating Officer	2/21/2012	(2)	30,002	120,007	240,015	1,692	(5)				59,998
Todd A. Brighton,	2/21/2102	(1)	70,729	235,764	400,799			6,149	(4)	35.46	89,801
Senior Vice President	2/21/2012	(2)	23,005	92,019	184,038	1,297	(5)				45,992
and Chief Development Officer
Denny M. Post,	2/21/2012	(1)	81,472	271,573	461,675			7,620	(4)	35.46	111,281
Senior Vice President	2/21/2012	(2)	28,505	114,021	228,041	1,607	(5)				56,984
and Chief Marketing Officer

(1)
Amounts under "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" reflect potential bonus payouts that depended on satisfaction of Company EBITDA targets in fiscal 2012. The factors considered by the compensation committee in determining bonus amounts are discussed above in "Compensation Discussion and Analysis—Annual Performance-Based Incentive (Cash Bonus)". We also utilized a Minimum Threshold target, so that in the event actual EBITDA exceeded the Minimum Threshold but was less than the Target, the amount of bonus to which the executive was entitled would have been adjusted on a pro rata basis between the Minimum Threshold and the Target amount set forth above.

(2)
The amounts in this row reflect potential payouts under a long-term cash performance award granted to the named executive officers under the 2007 Plan. The awards will cliff vest at the end of the three-year performance cycle. Performance will be measured over the three years based on a range of minimum threshold, target, and maximum level. There will be two independent metrics used: (A) the three-year average ROIC and (B) the three-year cumulative EBITDA. The goals are equally weighted and the payouts may be different depending on the achievement level of each metric. For further information on the terms of the long-term cash performance awards, see the discussion under "Compensation Discussion and Analysis—2012 Long-Term Incentive Program".

(3)
See Note 15 to our financial statements included in our annual report on Form 10-K for the fiscal year ended December 30, 2012 for descriptions of the methodologies and assumptions we use to value option awards pursuant to the authoritative guidance for accounting stock compensation.

(4)
Options were granted pursuant to the 2007 Plan and vest 25% on each of the first, second, third and fourth anniversaries of the date of grant. Options are exercisable for ten years from the date of issuance, subject to continuing employment or service with the Company as defined in the 2007 Plan, and certain other conditions.

(5)
Comprises time-based restricted stock units granted pursuant to the 2007 Plan. Each restricted stock unit represents the contingent right to receive, upon vesting of the unit, one share of common stock. One-fourth of the units are scheduled to vest on each of the first, second, third, and fourth anniversaries of the date of grant as long as the named executive officer remains in the service of the Company through the respective vesting date.

 Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
			Option Exercise Price ($)			Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested ($)(19)
				Option Expiration Date
Name	Exercisable	Unexercisable
Stephen E. Carley,	33,630	26,157	19.64	9/13/17	(1)	10,000	(9)	336,600
Chief Executive Officer	8,280	13,800	34.71	6/24/21	(2)	20,367	(10)	685,553
						3,677	(11)	123,768
		24,064	35.46	2/21/22	(3)	5,076	(12)	170,858
Stuart B. Brown,	3,521	7,747	28.15	9/12/21	(4)	14,209	(13)	478,275
Senior Vice President and Chief						1,864	(14)	62,742
Financial Officer		9,358	35.46	2/21/22	(3)	1,974	(12)	66,445
Eric C. Houseman,	9,000		26.81	1/28/14	(5)	1,500	(15)	50,490
President and Chief Operating Officer	3,000		27.20	6/02/14	(6)	2,650	(16)	89,199
	12,333	667	14.93	2/24/19	(7)	6,700	(17)	225,522
	3,503	5,837	34.71	6/24/21	(2)	1,555	(11)	52,341
		8,021	35.46	2/21/22	(3)	1,692	(12)	56,953
Todd A. Brighton,	9,000		26.81	1/28/14	(5)	750	(15)	25,245
Senior Vice President and Chief	3,000		27.20	6/02/14	(6)	1,350	(16)	45,411
Development Officer	1,667	333	14.93	2/24/19	(7)	3,300	(10)	111,078
	2,010	3,348	34.71	6/24/21	(2)	891	(11)	29,991
		6,149	35.46	2/21/22	(3)	1,297	(12)	43,657
Denny M. Post,	2,851	5,700	32.29	8/2/21	(8)	1,430	(18)	48,134
Senior Vice President and Chief		7,620	35.46	2/21/22	(3)	1,607	(12)	54,092
Marketing Officer

(1)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on September 13, 2014.

(2)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on June 24, 2015.

(3)
These options vest 25% on each anniversary date of issuance and in full on February 21, 2016.

(4)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on September 12, 2015.

(5)
These options vested fully on January 28, 2008.

(6)
These options vested fully on June 2, 2008.

(7)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on February 24, 2013.

(8)
These options vest 25% on the first anniversary date of issuance with the balance vesting pro rata on a monthly basis over the following 36-month period and in full on August 2, 2015.

(9)
Award of units of restricted common stock granted on September 13, 2010 that vest 25% on each anniversary date of issuance and in full on September 13, 2014.

(10)
Award of performance-based units of restricted common stock granted on September 13, 2010 that vest on the third anniversary date of issuance. The number of units that vest may be 0% to 225% of the target number of units, depending on performance.

(11)
Awards of units of restricted common stock granted on June 24, 2011 that vest 25% on each anniversary date of issuance and in full on June 24, 2015.

(12)
Awards of units of restricted common stock granted on February 21, 2012 that vest 25% on each anniversary date of issuance and in full on February 21, 2016.

(13)
Awards of units of restricted common stock granted on September 12, 2011 that vest 33 1/3% on each anniversary date of issuance and in full on September 12, 2014.

(14)
Awards of units of restricted common stock granted on September 12, 2011 that vest 25% on each anniversary date of issuance and in full on September 12, 2015.

(15)
Awards of shares of restricted common stock granted on February 24, 2009 that vest 25% on each anniversary date of issuance and in full on February 24, 2013.

(16)
Awards of units of restricted common stock granted on March 2, 2010 that vest 25% on each anniversary date of issuance and in full on March 2, 2014.

(17)
Award of performance-based units of restricted common stock granted on March 2, 2010 that vest on the third anniversary date of issuance. The number of units that vest may be 0% to 225% of the target number of units, depending on performance.

(18)
Awards of units of restricted common stock granted on August 2, 2011 that vest 25% on each anniversary date of issuance and in full on August 2, 2015.

(19)
Based on the closing price of our common stock on December 28, 2012 of $33.66 per share.

Options Exercises and Stock Vested

        The following table contains information with respect to the named executive officers concerning option exercises and vesting of restricted stock during fiscal year 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen E. Carley,	—	—	6,226	202,945
Chief Executive Officer
Stuart B. Brown,	—	—	7,727	251,282
Senior Vice President and Chief Financial Officer
Eric C. Houseman,	15,000	301,270	4,594	156,092
President and Chief Operating Officer
Todd A. Brighton,	18,000	293,700	2,348	79,633
Senior Vice President and Chief Development Officer
Denny M. Post,	—	—	477	13,766
Senior Vice President and Chief Marketing Officer

(1)
Based on the amount by which the market price of our common stock on the date of exercise exceeded the exercise price of the option award.

(2)
Based on the closing price of our common stock on the date of vesting.

Non-qualified Deferred Compensation

        The following table shows information about the amount of contributions, earnings and balances for each named executive officer under the Company's Non-qualified Deferred Compensation Plan as of December 30, 2012.

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Stephen E. Carley,	—		—	—	—	—
Chief Executive Officer
Stuart B. Brown,	—		—	—	—	—
Senior Vice President and Chief Financial Officer
Eric C. Houseman,	—		—	26,849	44,853	231,424
President and Chief Operating Officer
Todd A. Brighton,	—		—	—	—	—
Senior Vice President and Chief Development Officer
Denny M. Post,	29,064	(3)	—	2,319	—	41,889
Senior Vice President and Chief Marketing Officer

(1)
The Company does not make any contributions to the Non-qualified Deferred Compensation Plan.

(2)
All aggregate balance at last fiscal year-end amounts reported in this column were reported as compensation to the named executive officer in our Summary Compensation Table for previous years except for any earnings or losses on deferred amounts.

(3)
Amount represents contributions made by Ms. Post during the last fiscal year. This amount is reported as 2011 compensation to Ms. Post in our Summary Compensation Table except for any earnings or losses on deferred amounts.

        Company executives who are generally considered "highly compensated" pursuant to Internal Revenue Code Section 414(q) are not permitted to participate in the Company's 401(k) program. To permit these executives to save for retirement, the Company has established the Red Robin Gourmet Burgers, Inc. Deferred Compensation Plan. The plan permits eligible executives to defer into a hypothetical "account," on a pre-tax basis, up to 75% of the participant's annual salary and generally up to 100% of the executive's performance-based bonus. A participant's account under the plan only reflects salary and bonus deferrals, and the Company does not provide any matching credits or other contributions. At the end of fiscal year 2012, there were 30 participants and 99 employees eligible to participate.

        Accounts are credited with earnings and losses based on hypothetical investments selected by the executive from an array of investment options available under the plan which may change from time to time. As of December 30, 2012, the hypothetical investment options included domestic and international equity, income, short-term investment and blended funds. Participants can change their investment elections daily by contacting the plan administrator.

        When participants elect to defer amounts into the plan, they also select when the amounts ultimately will be distributed. Participants can elect to have deferrals for a particular year paid in a future year if the participant is still employed at that time. Such in-service distributions are made in the form of a lump sum or, if the participant's deferrals for the year are at least $25,000, the participant can elect to receive payment in up to 5 annual installments. Otherwise, payment of a participant's account is made the later of (i) in the February following the participant's termination of employment or (ii) six months from participant's termination of employment in the form of a lump sum or in 5, 10, or 15 annual installments if the participant so elected at the time of deferral and if the participant's total account balance is at least $50,000.

        A participant can elect to change a prior distribution election to further delay distribution provided that such new election must be provided at least 12 months before the date the previously scheduled distribution would have occurred and provided that the new distribution date is at least 5 years from the originally scheduled distribution date. A participant may obtain a withdrawal prior to the date otherwise scheduled or elected by the participant if the participant incurs an "unforeseeable emergency" (generally including illness, casualty losses, etc.).

        With respect to deferrals after 2004, the plan is intended to comply with the requirements of section 409A of the Internal Revenue Code, which was enacted as part of the American Jobs Creation Act of 2004. The plan is considered to be a "non-qualified" plan for federal tax purposes, meaning that the arrangements are deemed to be unfunded and an executive's interest in the plan is no greater than that of an unsecured general creditor of the Company.

Change in Control Arrangements

        Change in Control Agreements.    The Company has change in control agreements with each named executive officer except for Messrs. Carley and Brown and Ms. Post, who have change in control provisions in their employment agreements, as discussed below in "Executive Employment Agreements." The change in control agreements provide that if the executive resigns for good reason or is terminated by the Company other than for cause or disability or other than as a result of the executive's death during the 18-month period following a change in control, the executive is entitled to receive the following payments and benefits (except that Mr. Houseman is entitled to the payments described in the paragraph below pursuant to his change in control agreement dated as of March 10, 2008):

  •
  continued payment, for a period consisting of twelve months following the effective date of termination, of his or her base salary as in effect immediately prior to the date of termination;

  •
  one times the annual bonus amount earned for his or her performance in the last completed calendar year prior to the change in control; and

  •
  payment or reimbursement of the cost of continuing coverage for the executive and his or her spouse under the Company's then existing medical, dental, and prescription insurance plans for the twelve-month period following the effective date of termination or the remainder of the existing employment period.

        The primary differences between the change in control agreement with Mr. Houseman and the change in control agreements with the other named executive officers is that Mr. Houseman's agreement provides for a severance payment equal to two times his annual compensation as compared to one times annual compensation and payment for benefits for twenty-four months rather than twelve months. In addition, Mr. Houseman's agreement provides for a gross-up payment for Internal Revenue Code Section 280G purposes on the terms and conditions set forth in his agreement. The board has determined not to enter into any further agreements with a named executive officer that provide for a gross-up payment for Internal Revenue Code Section 280G purposes.

        The definition of change in control is substantially similar to the definition contained in the 2007 Plan, as discussed below. Good reason is defined as a reduction in the executive's compensation, relocation of the Company's headquarters to a location more than 20 miles from the existing location, a significant reduction in the then-effective responsibilities of the executive without the executive's prior written consent (for this purpose, if the Company ceases to be a publicly-traded corporation, the executive will not be deemed to have suffered such a reduction in the nature and scope of his or her responsibilities solely because of the change in the nature and scope thereof resulting from the Company no longer being publicly-traded), or failure by the Company to obtain the assumption of the obligations contained in the change in control agreement by any successor to the Company. The agreements also contain standard confidentiality and non-solicitation provisions.

Executive Employment Agreements

        Stephen E. Carley Employment Agreement.    Our employment agreement with Mr. Carley, our CEO, dated August 11, 2010, has an indefinite term. The agreement provides that he is entitled to receive certain benefits upon termination of his employment. If the Company terminates Mr. Carley's employment upon the occurrence of a change in control event, he will receive, among other things, (a) payment of an amount equal to two times his annual base salary; (b) his pro rata share of the annual bonus, calculated and paid at the end of the plan cycle, that would otherwise have been earned and be payable had he continued to be employed by the Company; (c) payment of an amount equal to two times the highest annual bonus amount earned by Mr. Carley for performance in the last three calendar years prior to the change in control event for which bonuses have been paid or are payable; and (d) coverage under the Company's medical, dental, and prescription insurance plans for the 18-month period following the date of termination.

        If Mr. Carley's employment is terminated either by the Company without cause, or by Mr. Carley for good reason, as those terms are defined in the agreement, Mr. Carley will receive, among other things, (a) payment of an amount equal to two times his annual base salary; (b) his pro rata share of the annual bonus, calculated and paid at the end of the plan cycle, that would otherwise have been earned and be payable had he continued to be employed by the Company; and (c) coverage under the Company's medical, dental, and prescription insurance plans for the 18-month period following the date of termination.

        Generally, under Mr. Carley's employment agreement and subject to limited exceptions set forth in the agreement, a change in control will be deemed to occur if any person acquires more than 50% of the outstanding common stock or combined voting power of the Company, if there are certain changes in a majority of our board of directors, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of our subsidiaries, a sale or other disposition of all or substantially all of the Company's assets or the acquisition of assets or stock of another entity by us or any of our subsidiaries, or if the Company's stockholders approve a complete liquidation or dissolution of the Company. However, upon the occurrence of any such event, Mr. Carley is not entitled to any such payment unless his employment with the Company is terminated by the Company without cause or by Mr. Carley for good reason within the two-year period following such change in control event.

        Good reason is defined in Mr. Carley's agreement as a material reduction in his annual base salary or target annual bonus opportunity, relocation of the Company's headquarters to a location more than 50 miles from the existing location, a material breach of any provision contained in the employment agreement or any material provision of any equity award agreement, the removal of Mr. Carley from the board of directors, requiring that Mr. Carley report to any other person other than the board, or a material diminution in Mr. Carley's title, duties or responsibilities; provided that the Company has 30 days to cure any such condition following Mr. Carley's notice thereof.

        Stuart B. Brown Employment Agreement.    Our employment agreement with Mr. Brown, our CFO, dated August 10, 2011 has an indefinite term. The agreement provides that he is entitled to receive certain benefits upon termination of his employment. If the Company terminates Mr. Brown's employment upon the occurrence of a change in control event, Mr. Brown will receive, among other things, (a) continued payment of his annual base salary for a period of twelve months following the effective date of termination; (b) payment of an amount equal to the annual bonus amount earned by Mr. Brown for performance in the last completed fiscal year prior to the change in control event for which bonuses have been paid or are payable; and (c) coverage under the Company's medical, dental, and prescription insurance plans for the 12-month period following the date of termination.

        Upon termination of Mr. Brown's employment either by the Company without cause, or by Mr. Brown for good reason (as each term is defined in the employment agreement), Mr. Brown will receive, among other things, (a) continued payment of his annual base salary for a period of twelve months following the effective date of termination; (b) his pro rata share of the annual bonus that would otherwise have been earned and be payable had he continued to be employed by the Company; and (c) coverage under the Company's medical, dental, and prescription insurance plans for the 12-month period following the date of termination.

        The definition of change in control event is substantially the same as that contained in Mr. Carley's employment agreement, and payment of any amount following a change in control event requires that Mr. Brown's employment be terminated by the Company without cause or by Mr. Brown for good reason within the two-year period following such change in control event. Good reason is defined in Mr. Brown's agreement as a reduction in his compensation, relocation of the Company's headquarters to a location more than 20 miles from the existing location, any willful breach by the Company of a material provision contained in the employment agreement or a significant reduction in the then-effect responsibilities of the Company's chief financial officer; provided that the Company has 30 days to cure any such condition following receipt of notice from Mr. Brown of such reason.

        Denny Marie Post Employment Agreement.    Our employment agreement with Ms. Post, our chief marketing officer, dated August 1, 2011 has an indefinite term. The agreement provides that she is entitled to receive certain benefits upon termination of her employment. If the Company terminates Ms. Post's employment upon the occurrence of a change in control event, Ms. Post will receive, among other things, continued payment of her annual base salary for a period of twelve months following the effective date of termination.

        Upon termination of Ms. Post's employment either by the Company without cause, or by Ms. Post for good reason (as each term is defined in the employment agreement), Ms. Post will receive, among other things, continued payment of her annual base salary for a period of twelve months following the effective date of termination.

        The definition of change in control event is substantially the same as that contained in Mr. Carley's employment agreement, and payment of any amount following a change in control event requires that Ms. Post's employment be terminated by the Company without cause or by Ms. Post for good reason within the two-year period following such change in control event. Good reason is defined in her agreement as a reduction in her compensation, relocation of the Company's headquarters to a location more than 20 miles from the existing location, any willful breach by the Company of a material provision contained in the employment agreement or a significant reduction in the then-effect responsibilities of the Company's chief marketing officer; provided that the Company has 30 days to cure any such condition following receipt of notice from Ms. Post of such reason.

 Potential Payments upon Termination or Change in Control

Potential Payments

        The following table presents the amount of compensation payable to each of our named executive officers as if the triggering termination event had occurred on the last day of our most recently completed fiscal year, December 30, 2012:

Name	Benefit(1)	Termination w/o Cause or Resignation with Good Reason($)		Termination with Cause($)		Death($)		Disability($)		Change in Control($)(2)
Stephen E. Carley,	Salary	1,500,000	(3)							1,500,000	(3)
Chief Executive Officer	Bonus	794,104	(7)			794,104	(7)	794,104	(7)	2,704,050	(8)
	Health Benefits	13,160	(11)							13,160	(11)
	Acceleration of LTI Cash									700,437	(19)
	Acceleration of Restricted Stock Units					524,945	(14)	524,945	(14)	1,355,488	(15)
	Acceleration of Options									838,214	(17)
Stuart B. Brown,	Salary	357,000	(4)							357,000	(4)
Senior Vice President and	Bonus	264,660	(7)	264,660	(7)	264,660	(7)	264,660	(7)	359,012	(9)
Chief Financial Officer	Health Benefits	8,614	(12)							8,614	(12)
	Acceleration of LTI Cash Award									280,006	(19)
	Acceleration of Restricted Stock Units	119,560	(16)			119,560	(16)	119,560	(16)	607,462	(15)
	Acceleration of Options									62,087	(17)
Eric C. Houseman,	Salary									840,480	(5)
President and Chief	Bonus									866,412	(21)
Operating Officer	Health Benefits									12,198	(13)
	Tax Gross-Up									730,088	(18)
	Acceleration of LTI Cash Award									264,033	(19)
	Acceleration of Restricted Stock Units					212,776	(14)	212,776	(14)	474,505	(15)
	Acceleration of Options									324,520	(17)
Todd A. Brighton,	Salary									340,920	(6)
Senior Vice President and	Bonus									291,549	(10)
Chief Development Officer	Health Benefits									6,191	(12)
	Acceleration of LTI Cash Award									174,650	(19)
	Acceleration of Restricted Stock Units					104,800	(14)	104,800	(14)	255,412	(15)
	Acceleration of Options									118,490	(17)
Denny M. Post,	Salary	392,700	(20)							392,700	(20)
Senior Vice President and	Bonus									—
Chief Marketing Officer	Health Benefits									—
	Acceleration of LTI Cash Award									237,221	(19)
	Acceleration of Restricted Stock Units									102,225	(15)
	Acceleration of Options									11,715	(17)

(1)
A number of our employee benefit and incentive pay plans provide for payment upon termination of employment of any participant. If terminated on December 30, 2012, each of the named executive officers would have received benefits and payments under these plans in addition to the amounts described in the table above.

(2)
As discussed above, the change in control provisions in Mr. Carley's employment agreement, Mr. Brown's employment agreement, Ms. Post's employment agreement, the change in control agreements with the other named executive officers, and applicable award agreements contain double trigger provisions, and thus any payments described in the above table are generally required to be made only if the Company terminates the executive's employment without cause or the executive resigns with good reason, within a defined protection period following the change in control.

(3)
Represents an amount equal to two times Mr. Carley's 2012 base salary payable in a lump sum on the 60th day following termination of employment.

(4)
Represents the total amount of continued payments for a period of twelve months following the effective date of termination based on Mr. Brown's 2012 base salary.

(5)
Represents an amount equal to two times Mr. Houseman's 2012 base salary payable in a lump sum on the 10th day following termination of employment.

(6)
Represents an amount equal to one times the named executive officer's 2012 base salary payable in a lump sum on the 10th day following termination of employment.

(7)
Represents the amount the named executive officer or his or her estate would have been paid for his or her annual bonus for 2012 had the named executive officer been employed on the bonus payment date. Such amount represents the bonus amount that would have been paid to the named executive officers based on Company achievement of EBITDA goals for fiscal 2012.

(8)
Represents the amount Mr. Carley would have been paid for his annual bonus for 2012 had Mr. Carley been employed on the bonus payment date. Such amount represents the bonus amount that would have been paid to Mr. Carley based on Company achievement of

  EBITDA goals for fiscal 2012. Per the terms of his employment agreement, Mr. Carley would also be entitled to receive an amount equal to two times his highest bonus amount earned in the last three completed calendar years payable in a lump sum on the 60th day following the effective date of termination.

(9)
Represents the amount Mr. Brown would have been paid for his annual bonus for 2012 had Mr. Brown been employed on the bonus payment date. Such amount represents the bonus amount that would have been paid to Mr. Brown based on Company achievement of EBITDA goals for fiscal 2012. Per the terms of his employment agreement, Mr. Brown would also be entitled to receive an amount equal to the annual bonus amount earned by Mr. Brown in the last completed fiscal year (2011) prior to the change in control event payable in a lump sum on the 60th day following the effective date of termination.

(10)
Represents the annual bonus amount earned by the named executive officer in the last completed calendar year prior to the change in control event. Based on a change in control date of December 30, 2012, such amount represents the bonus amount that was earned in 2011 by the named executive officer payable in a lump sum on the 10th day following the effective date of termination.

(11)
Consists of the costs of continuing the coverage for the named executive officer and his or her spouse under the Company's existing medical, dental, and prescription insurance plans for a period of eighteen months following the effective date of termination.

(12)
Consists of the costs of continuing the coverage for the named executive officer and his or her spouse under the Company's existing medical, dental, and prescription insurance plans for a period of twelve months following the effective date of termination.

(13)
Consists of the costs of continuing the coverage for the named executive officer and his or her spouse under the Company's existing medical, dental, and prescription insurance plans for a period of twenty-four months following the effective date of termination.

(14)
The values included in the table above are based on the pro-rata number of performance-based restricted stock units that would have vested on December 30, 2012, multiplied by the closing sales price of the Company's common stock on The NASDAQ Global Select Market® as of December 28, 2012, the business day immediately preceding such date ($33.66). For purposes of this calculation, it is assumed that a pro-rata portion of the target number of any performance-based restricted stock units (100% or 50th percentile) included in the calculation would vest upon death or total disability as of December 30, 2012. The actual number of the performance-based restricted stock units to vest would be based on the Company's total shareholder return relative to other companies in the defined peer group.

(15)
For purposes of this calculation, it is assumed that the target number of performance-based restricted stock units (100% or 50th percentile) would vest upon a change in control as of December 30, 2012. The actual number of performance-based restricted stock units to vest would be based on the Company's total shareholder return to be calculated based on the price per share paid to the Company's stockholders in such change in control event relative to other companies in the defined peer group. The values included in the table above are based on the number of restricted shares or restricted stock units that would have vested on December 30, 2012, multiplied by the closing sales price of the Company's common stock on The NASDAQ Global Select Market® as of December 28, 2012, the business day immediately preceding such date ($33.66).

(16)
The values included in the table above are based on the number of restricted stock units held by Mr. Brown that will vest if his employment is terminated without cause, or Mr. Brown terminates his employment for good reason, or upon Mr. Brown's death or disability prior to March 12, 2013, multiplied by the closing sales price of the Company's common stock on The NASDAQ Global Select Market® as of December 28, 2012 ($33.66), the business day immediately preceding the Company's fiscal year, December 30, 2012.

(17)
The change in control agreements and the applicable award agreements for the named executive officers provide that upon a termination in connection with a change in control, the named executive officer has the right to require the Company to pay the difference between the fair market value of the Company's common stock on December 30, 2012 and the exercise price of the options held by the named executive officer on an aggregate basis.

(18)
Represents the amount of the gross-up payment for Internal Revenue Code Section 280G purposes based on a change in control event occurring on December 30, 2012. Principal assumptions used in calculating the gross-up payment are as follows: (i) Mr. Houseman is terminated without cause on the change in control date; (ii) the value of accelerated stock options is determined (a) using the 280G safe harbor methodology assuming a remaining option term of 3 months, (b) treating only the accelerated vesting of such options as a 280G payment pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c), and (c) assuming that no 280G-related payment is made as a result of Mr. Houseman's ability under his change in control severance agreement to tender options back to the company in exchange for cash equal to the option "spread;" (iii) the value of accelerated time-based restricted stock units is calculated pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c); (iv) the full payout values of performance based restricted stock units and LTI cash awards are treated as 280G payments, but no excise tax has been attributed to such payouts as they are assumed to be reasonable compensation for services rendered on or prior to the change in control based on the fact the awards would fail to payout unless the applicable performance goals were achieved; (v) the gross-up payment is calculated using an effective tax rate (including federal, state, local, and excise taxes due) of 62.53%.

(19)
For purposes of this calculation, it is assumed that the LTI Cash award amount is paid at 100% of the target value upon a change in control as of December 30, 2012. The actual award amount calculated at December 30, 2012, if any, would be based on the Company's performance during the performance period as measured by cumulative EBITDA and average ROIC, with appropriate adjustments to the targets for cumulative EBITDA and average ROIC to account for the performance period being deemed to end on the effective date of the change in control and would be payable within 65 days after the effective date of termination.

(20)
Represents the total amount of continued payments for a period of twelve months following the effective date of termination based on Ms. Post's 2012 base salary.

(21)
Represents two times the annual bonus amount earned by Mr. Houseman in the last completed calendar year prior to the change in control event. Based on a change in control date of December 30, 2012, such amount represents two times the bonus amount that was earned in 2011 by Mr. Houseman, payable in a lump sum on the 10th day following the effective date of termination.

 Incentive Plans

        The following is a description of the change in control provisions contained within our equity incentive plans under which there are awards currently outstanding:

        2002 Stock Incentive Plan.    Each award granted under the 2002 Stock Incentive Plan may, at the discretion of our board of directors or a committee appointed by our board of directors to administer the plan, become fully vested, exercisable, or payable, as applicable, upon a change in control event if the award will not be assumed or substituted for or otherwise continued after the event. A change of control, as defined in the 2002 Stock Incentive Plan, generally includes:

  •
  stockholder approval of our dissolution or liquidation;

  •
  certain changes in a majority of the membership of our board of directors over a period of two years or less;

  •
  the acquisition of more than 30.0% of our outstanding voting securities by any person other than a person who held more than 20.0% of our outstanding voting securities as of the date that the 2002 Stock Incentive Plan was approved, a company benefit plan, or one of their affiliates, successors, heirs, relatives or certain donees or certain other affiliates;

  •
  certain transfers of all or substantially all of our assets; and

  •
  a merger, consolidation or reorganization (other than with an affiliate) whereby our stockholders do not own more than 50.0% of the outstanding voting securities of the resulting entity after such event.

        In addition, if we terminate any participant's employment for any reason other than for cause either in express anticipation of, or within one year after a change in control event, then all awards held by that participant will vest in full immediately before his or her termination date. The plan administrator may also provide for alternative settlements (including cash payments), the assumption or substitution of awards or other adjustments in the event of a change of control event or in the context of any other reorganization of the Company.

        2004 Performance Incentive Plan.    Generally, and subject to limited exceptions set forth in the 2004 Plan, if any person acquires more than 30% of the outstanding common stock or combined voting power of the Company, if certain changes in a majority of our board of directors occur over a period of not longer than two years, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of our subsidiaries, a sale or other disposition of all or substantially all of the Company's assets or the acquisition of assets or stock of another entity by us or any of our subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the 2004 Plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. Unless otherwise provided by the plan administrator, a change in control in and of itself generally will not trigger the accelerated vesting of awards granted under the 2004 Plan unless the awards will not be assumed by a successor or will otherwise not continue following the change in control event. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 Plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

        Second Amended and Restated 2007 Performance Incentive Plan.    Generally, and subject to limited exceptions set forth in the 2007 Plan, if any person acquires more than 50% of the outstanding common stock or combined voting power of the Company, if there are certain changes in a majority of our board of directors, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of our subsidiaries, a sale or other disposition of all or substantially all of the Company's assets or the acquisition of assets or stock of another entity by us or any of our subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the 2007 Plan may become fully vested or paid, as applicable, and may terminate or be terminated upon consummation of such a change in control event. However, unless the individual award agreement provides otherwise, with respect to executive and certain other high level officers of the Company, upon the occurrence of a change in control event, no award will vest unless such officer's employment with the Company is terminated by the Company without cause within the two-year period following such change in control event. The administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2007 Plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

        There are currently no amounts payable to or accrued for payment to any named executive officer under the change in control provisions contained in the plans.

Director Compensation

        The following table sets forth a summary of the compensation we paid to our non-employee directors in 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Robert B. Aiken	72,000	109,995	(2)	181,995
Lloyd L. Hill	86,000	109,995	(2)	195,995
Richard J. Howell	83,500	109,995	(2)	193,495
Glenn B. Kaufman	66,000	109,995	(2)	175,995
Pattye L. Moore	109,500	109,995	(2)	219,495
Stuart I. Oran	57,000	109,995	(2)	166,995
James T. Rothe	66,500	109,995	(2)	176,495
J. Taylor Simonton	64,500	109,995	(2)	174,495
Marcus L. Zanner	55,500	109,995	(2)	165,495

(1)
Each director was awarded 3,416 restricted stock units in May 2012. The fair value of such restricted stock units was computed in accordance with the authoritative guidance for accounting for stock compensation at $32.20 per share for all directors. All such restricted stock units are subject to vesting in three equal installments on the first, second, and third anniversaries of the date of grant, unless earlier vested per the terms of the award agreement or the 2007 Plan. Messrs. Simonton and Zanner are retiring immediately prior to the annual meeting. Pursuant to our 2007 Plan, the compensation committee may determine to accelerate the vesting of their outstanding awards upon retirement. As of the end of the fiscal year 2012, the aggregate number of options, restricted stock, and restricted stock units outstanding for each director was as follows:

	Options	Restricted Stock Units
Robert B. Aiken	5,000	7,851
Lloyd L. Hill	5,000	7,851
Richard J. Howell	19,500	7,851
Glenn B. Kaufman	5,000	7,198
Pattye L. Moore	9,500	7,851
Stuart I. Oran	5,000	7.851
James T. Rothe	24,500	7,851
J. Taylor Simonton	19,500	7,851
Marcus L. Zanner	5,000	7,851
(2)
The aggregate amount of all other compensation paid to each director in fiscal year 2012 did not exceed $2,500 per director; in each case constituting meal discounts used by such non-employee director.

Annual Retainers

        In 2012, each director who was not an employee of the Company received an annual retainer of $40,000, payable in equal quarterly installments. In addition, the following amounts were paid to the chair of the board and each board committee chair: chair of the audit committee, $15,000; chair of the compensation committee, $12,500; chair of the nominating and governance committee, $7,500; chair of the finance committee, $10,000 and chair of the board, $40,000. The additional retainer amounts are paid to the committee chairs and the chair of the board in equal quarterly installments.

        There have been no changes to the annual retainer amounts for directors in 2013.

Meeting Fees

        In 2012, each non-employee director received $2,000 for each in-person board meeting attended and $1,000 for each regularly scheduled telephonic board meeting attended. Each member of the compensation committee, the nominating and governance committee, and the finance committee received $2,000 for each in-person committee meeting attended, and each member of the audit committee received $3,000 for each in-person meeting of the audit committee attended. Each committee member received $1,000 for each regularly scheduled telephonic committee meeting attended. A director receives one-half of the specified meeting fee for any regularly scheduled in-person meeting in which the director instead participates by telephone. The Company also reimburses the directors for costs incurred by them in traveling to and attending board and committee meetings.

        There have been no changes to the meeting fees for directors in 2013.

Equity Awards

        Upon initial appointment or election to the board of directors, each non-employee director generally receives a non-qualified option grant covering 5,000 shares. Each initial grant of 5,000 stock options vests and becomes exercisable in equal monthly installments over the 24-month period following the date of grant. In addition, at the discretion of the board of directors, each non-employee director is eligible to receive annual grants of stock options, restricted stock, or restricted stock units. In 2012, non-employee directors received an annual grant with the value of $110,000.

Director Stock Ownership Guidelines

        In February 2012, the compensation committee updated its stock ownership guidelines for non-employee directors to increase the minimum ownership threshold (see "Executive Stock Ownership Guidelines" on page 23 for discussion of the ownership guidelines for executive officers). The updated ownership guidelines state that non-employee directors should own an amount of the Company's common stock with a cumulative cost basis of at least $200,000. Each director had three years from the adoption of the initial stock ownership guidelines in March 2009, to reach the minimum ownership threshold. New non-employee directors that join the board after adoption of the guidelines have five years from the time the director joins the board to reach the minimum ownership threshold. Non-employee directors may not sell, transfer, or otherwise dispose of common stock that would decrease such director's cumulative acquisition value below the ownership guideline amount.

        The following table sets forth the ownership guidelines and the holdings of the non-employee directors as of April 1, 2013, valued at the acquisition dates:

Director	Ownership Guideline		Acquisition Value(2)
Robert B. Aiken	$200,000		$419,186
Lloyd L. Hill	$200,000	(1)	$331,875
Richard J. Howell	$200,000		$461,271
Glenn B. Kaufman	$200,000		$384,031
Pattye L. Moore	$200,000		$428,563
Stuart I. Oran	$200,000	(1)	$287,730
James T. Rothe	$200,000		$379,482
J. Taylor Simonton	$200,000		$467,096
Marcus L. Zanner	$200,000		$545,297

(1)
To be achieved by March 2015.

(2)
The value of the stock is calculated as of the date of acquisition, in accordance with the approved stock ownership guidelines.

Indemnification of Directors

        The Company has entered into agreements to indemnify its directors and executive officers. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys' fees, judgments, fines, and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are necessary in attracting and retaining qualified directors and officers.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Company is asking our stockholders to cast an advisory vote to approve the executive compensation of our named executive officers as disclosed in this proxy statement (our "named executive officers"). This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs. As an advisory vote, the outcome of the vote on this proposal is not binding upon us. Our compensation committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

        As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation objectives have been designed to link incentives and rewards for our executives to the achievement of both specific, sustainable financial and strategic goals, which are expected to result in increased stockholder value. We believe that our executive compensation program satisfies these goals and is aligned with the long-term interests of our stockholders.

        Highlights of our current compensation program include the following.

  •
  Fully independent compensation committee that is advised by an independent compensation consultant who provides services only to such committee.

  •
  Emphasis on a long-term pay for performance, which includes a cash component in our LTI program that is measured over three year performance periods on ROIC and EBITDA metrics.

  •
  Financial measures used for the annual bonus and long-term cash incentive grants are linked to the Company's strategic business plans reviewed and approved by our board of directors. Minimum financial goals must be met in order for payouts to be made under both the annual bonus and long-term cash incentive grants.

  •
  Payouts under our annual and long-term incentive compensation plans are capped.

  •
  The board has committed not to enter into any further agreements that provide for excise tax gross-ups and has adopted a double-trigger change in control for equity vesting.

  •
  Repricing of stock options is expressly prohibited by our equity compensation plan.

  •
  Meaningful stock ownership guidelines for executives, which confirm the long-term nature of grants and alignment with stockholders.

  •
  Adoption of a clawback policy that provides for the recoupment of incentive compensation from executive officers under certain circumstances.

  •
  We offer few perquisites to our executives.

        Please read the "Compensation Discussion and Analysis" section contained in this proxy statement including the tables and narrative disclosures contained therein for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

Advisory Vote

        We request stockholder approval of the 2012 compensation of our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

        Accordingly, we ask that you vote FOR the following resolution at this meeting:

  "RESOLVED, that the stockholders of Red Robin Gourmet Burgers, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's proxy statement for the 2013 annual meeting of stockholders pursuant to the compensation disclosure rules of the U. S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table, and the other related tables and disclosure within this proxy statement."

Recommendation of the Board of Directors

        Our board of directors unanimously recommends a vote FOR this proposal.

 PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of Deloitte & Touche LLP ("D&T") served as our independent registered public accounting firm for the 2012 fiscal year ended December 30, 2012. The audit committee has appointed D&T to serve for the 2013 fiscal year ending December 29, 2013. Our board is requesting ratification by our stockholders of D&T's appointment. Representatives of D&T will be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to any questions that might arise.

        In the event this proposal is defeated, the stockholder vote will not be binding on the Company but may be considered by our audit committee when it selects an independent registered public accounting firm for the next fiscal year. Because of the difficulty and expense of making any substitution of an independent registered public accounting firm after the beginning of the fiscal year, it is unlikely that D&T's appointment for the 2013 fiscal year would be terminated.

Principal Accountant Fees and Services

        The following table summarizes the aggregate fees billed or to be billed by D&T for the fiscal years ended December 30, 2012 and December 25, 2011:

	2012($)	2011($)
Audit fees	602,543	601,875
Audit-related fees	62,900	7,900
Tax fees	11,705	—
All other fees	2,200	4,000

Total	679,348	613,775

Audit Fees

        Fees for audit services consisted of the audit of our annual financial statements and reports on internal controls required by the Sarbanes-Oxley Act of 2002, reviews of our quarterly financial statements and fees related to a review of our Franchise Disclosure Document.

Audit-Related Fees

        Fees for audit-related services in 2012 were related to assistance with preparation of responses to a comment letter from the SEC and accounting consultation. During 2011 audit-related fees related to accounting consultation and research.

Tax Fees

        Tax fees billed in 2012 relate to certain services performed primarily in relation to various federal and state tax issues.

All Other Fees

        All other fees billed in 2012 and 2011 consisted of license fees related to D&T's proprietary web-based research database.

        With respect to non-audit services provided from time to time, the audit committee considers whether D&T's provision of other non-audit services to the Company is compatible with maintaining D&T's independence. The audit committee discusses such services with the independent registered public accounting firm and Company management to determine whether the services are permitted under SEC rules and regulations concerning auditor independence.

Audit Committee's Pre-Approval Policies and Procedures

        The audit committee pre-approves all audit and non-audit services to be performed by D&T, and has established policies and procedures to ensure that the Company is in full compliance with the requirements for pre-approval set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules regarding auditor independence. These policies and procedures provide a mechanism by which management can request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations. The policies and procedures are detailed as to the particular service and do not delegate the audit committee's responsibility to management.

        In accordance with these policies and procedures, management submits for approval audit and non-audit services that management may wish to have D&T perform during the fiscal year, accompanied by an estimated range of fees for each service to be performed. The audit committee approves or rejects each of the listed services and approves a range of fees for each service to be performed. Services cannot commence until such approval has been granted. Management is required to seek additional audit committee pre-approval when management becomes aware that any pre-approved service will result in actual fees greater than the fees initially approved. During the course of the year, the chair of the audit committee has the authority to pre-approve requests for services. At each subsequent audit committee meeting, the chair of the audit committee reports any interim pre-approvals since the last meeting.

        All of the fees set forth in the Principal Accountant Fees and Services table above for fiscal year 2012 were pre-approved by the audit committee.

Recommendation of the Board of Directors

        Our board of directors recommends that you vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2013.

AUDIT COMMITTEE REPORT

        The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent the Company specifically incorporates this Report.

        The audit committee is comprised of Richard J. Howell (Chair), Lloyd L. Hill, Pattye L. Moore, and J. Taylor Simonton. The audit committee is responsible for overseeing and evaluating the Company's financial reporting process on behalf of the board of directors, selecting and retaining the independent registered public accounting firm, and overseeing and reviewing the internal audit function of the Company.

        Management has the primary responsibility for the Company's financial reporting process, accounting principles, and internal controls as well as preparation of the Company's financial statements in accordance with generally accepted accounting principles in the United States (GAAP). The independent registered public accounting firm is responsible for performing audits of the Company's consolidated financial statements, the effectiveness of the Company's internal control over financial reporting and management's assessments of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and issuing reports thereon. The audit committee is responsible for overseeing the conduct of these activities. It is not the audit committee's duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent registered public accounting firm. The audit committee's considerations and discussions with management and the independent registered public accounting firm do not assure that the Company's financial statements are presented in accordance with GAAP or that the audits of the annual financial statements, the effectiveness of the Company's internal control over financial reporting and management's assessment of the effectiveness of the Company's internal control over financial reporting have been carried out in accordance with the standards of the Public Company Accounting Oversight Board, or that the independent registered public accounting firm is, in fact, "independent."

        The audit committee has met and held discussions with management and the independent registered public accounting firm on a regular basis. The audit committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The audit committee's meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm without the presence of the Company's management. The audit committee has reviewed and discussed with both management and the independent registered public accounting firm, the Company's consolidated financial statements as of and for the year ended December 30, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the audit committee that the financial statements were prepared in accordance with GAAP. The audit committee has relied on this representation, without independent verification, and on the representations of the independent registered public accounting firm included in its report on the consolidated financial statements.

        The audit committee discussed with the independent registered public accounting firm the matters required to be discussed pursuant to Statement of Auditing Standards No. 61 "Communication with Audit Committees", as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm has provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. The audit committee has also discussed such independence with our independent registered public accounting firm. The audit committee has also considered whether the independent registered public accounting firm's provision of other non-audit services to the Company is compatible with maintaining auditor independence. The audit committee has concluded that the provision of non-audit services by the independent registered public accounting firm was compatible with the maintenance of independence in the conduct of its auditing functions.

        Based upon our review and discussions with management and the independent registered public accounting firm and the reports of the independent registered public accounting firm, and in reliance upon such information, representations, reports and opinions, the audit committee recommended that the board of directors approve the audited financial statements for inclusion in the Company's annual report on Form 10-K for the year ended December 30, 2012, and the board of directors accepted the audit committee's recommendations.

THE AUDIT COMMITTEE
Richard J. Howell, Chair
Lloyd L. Hill
Pattye L. Moore
J. Taylor Simonton

 VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

        Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

NOTICE AND ACCESS

        The SEC's "notice and access" rule allows companies to deliver a notice of internet availability of proxy materials ("notice of internet availability") to stockholders in lieu of a paper copy of the proxy statement and related materials and the Company's Annual Report to Stockholders on Form 10-K (collectively, the "proxy materials"). We use the notice and access process for all of our beneficial holders. The notice of internet availability provides instructions as to how these holders can access the proxy materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the notice of internet availability. Any notices of internet availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the notice of internet availability.

  Important Notice Regarding Availability of Proxy Materials:

        Our proxy materials are available at https://materials.proxyvote.com/75689M, and are also posted on our website at http://www.redrobin.com/eproxy.

 METHODS OF VOTING

  Stockholders of Record

        If your shares are registered directly in your name with Red Robin's transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares and we are sending these proxy materials directly to you. Stockholders of record can vote by signing and returning a proxy card. We have enclosed a proxy card for you to use.

  Beneficial Owners

        If your shares are held in a brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. Stock exchange rules prohibit brokers from voting on Proposal No. 1 (election of directors) and Proposal No. 2 (advisory vote on executive compensation) without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote. Votes directed by Internet or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. Eastern Time on May 29, 2013. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, bank, or other holder of record that holds your shares, giving you the right to vote the shares at the meeting. Your broker, bank, or other holder of record provides voting instructions for you to use in directing the broker, bank, or other holder of record how to vote your shares.

        If you receive more than one set of proxy materials, it means that you hold shares registered in more than one name or brokerage account. You should sign and return each proxy and follow the instructions on each notice of internet availability that you receive in order to ensure that all of your shares are voted.

ATTENDANCE AND VOTING

        Attendance at meeting.    All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a stockholder of record but hold shares through a broker or bank, you should provide proof of beneficial ownership on the record date, such as your most recent account statement as of April 1, 2013, a copy of the voting instruction card provided by your broker, bank, or other holder of record, or other similar evidence of ownership. Registration and seating will begin at 7:30 a.m. We do not permit cameras, recording devices, or other electronic devices at the meeting.

        Voting rights.    As of April 1, 2013, the record date for the meeting, we had 14,137,734 shares of common stock outstanding. Each share of our common stock outstanding on the record date is entitled to one vote on all items being voted on at the meeting. You can vote all of the shares that you owned on the record date. These shares may include: (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank, or other nominee.

        Voting in-person.    Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank, or other holder of record that holds your shares giving you the right to vote the shares.

        Voting instructions.    Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank, or other holder of record. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the notice provided by your broker, bank, or other holder of record.

        Counting of votes.    Votes will be counted by our transfer agent, American Stock Transfer & Trust Company, LLC, which we have retained to act as the inspector of election for the annual meeting.

        Additional meeting matters.    We do not expect any matters to be presented for a vote at the meeting other than the matters described in this proxy statement. If you grant a proxy, either of the officers named as proxy holder, Stephen E. Carley or Stuart B. Brown, or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for director, the person named as the proxy holder will vote your proxy for another candidate nominated by our board of directors.

        Dissenters rights.    No action is proposed herein for which the laws of the state of Delaware or our bylaws provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders' common stock.

REVOKING YOUR PROXY

        Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the votes are cast at the meeting by: (1) delivering a written notice of your revocation to our corporate secretary at our principal executive office, 6312 South Fiddler's Green Circle,

Suite 200N, Greenwood Village, Colorado 80111; or (2) executing and delivering a later dated proxy. In addition, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES

  Quorum

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. Broker non-votes will be counted for purposes of determining the presence of a quorum at the meeting.

  Vote Required

        For Proposal 1 (director election), in an uncontested election (such as the election to be held at this annual meeting), each director will be elected by the affirmative vote of the majority of the votes cast. An uncontested election means that there are as many candidates standing for election as there are vacancies on the board. A majority of votes cast means that the number of shares cast FOR a director's election exceeds the number of shares cast AGAINST that director. If a nominee does not receive a majority of the votes cast for such nominee, then the resulting vacancy will be filled only by a majority vote of the directors then in office, and the director(s) so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director's successor shall have been duly elected and qualified. Abstentions and broker non-votes are not considered votes cast and therefore will have no effect on the outcome of the vote.

        Proposal 2 (say-on-pay) represents an advisory vote and the results will not be binding on the board or the Company. The affirmative vote of a majority of the votes cast for this proposal will constitute the stockholders' non-binding approval with respect to our executive compensation programs. Our board will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        For Proposal 3 (ratification of auditors), the affirmative vote of a majority of the votes cast on this proposal will be required to approve such proposal. Abstentions will have no effect on the outcome of the vote.

  Broker Non-Votes

        Brokers, banks, or other holders of record are no longer permitted to vote on most proxy proposals without specific client instructions. In these cases, the broker can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the new rules. If you are a beneficial owner whose shares are held of record by a broker, bank, or other holder of record, you must instruct the broker, bank, or other holder of record how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

        At this annual meeting, your broker, bank, or other holder of record does not have discretionary voting authority to vote on any of the proposals other than Proposal 3 (ratification of auditors) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

 ADDITIONAL INFORMATION

        Proposals for Inclusion in 2014 Proxy Statement.    For your proposal or director nomination to be considered for inclusion in our proxy statement for next year's meeting, your written proposal must be received by our corporate secretary at our principal executive office no later than December 17, 2013. If we change the date of next year's meeting by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. You should also be aware that your proposal must comply with SEC regulations regarding inclusion of stockholder proposals in Company-sponsored proxy materials and our bylaws.

        Proposals to be Addressed at 2014 Annual Meeting (but not included in proxy statement).    In order for you to properly bring a proposal (including director nominations) before next year's annual meeting, our corporate secretary must receive a written notice of the proposal no later than March 5, 2014 and no earlier than February 3, 2014, and it must contain the additional information required by our bylaws. All proposals received after March 5, 2014 will be considered untimely. You may obtain a complete copy of our bylaws by submitting a written request to our corporate secretary at our principal executive office. If we change the date of next year's meeting by more than 30 days from the date contemplated at this year's meeting, in order for the proposal to be timely, we must receive your written proposal at least 90 days before the date of next year's meeting or no more than 10 days following the day on which the meeting date is publicly announced.

        "Householding" of Proxy Materials.    As permitted by applicable law, we may deliver only one copy of certain of our documents, including the notice of internet availability, proxy statements, annual reports, and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. This process, which is commonly referred to as "householding," is intended to provide extra convenience for stockholders and cost savings for the Company.

        If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of the notice of internet availability or the proxy materials themselves, which are typically mailed in April of each year, by notifying us in writing at: Red Robin Gourmet Burgers, Inc., Attn: Shareholder Services, 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111, or by contacting us at (303) 846-6000. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 846-6000, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

        Proxy Solicitation Costs.    The accompanying proxy is being solicited on behalf of the board of directors of our Company. The expense of preparing, printing and mailing the notice of internet availability or form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers, and employees at no additional compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, Georgeson Inc. has been retained to assist in the solicitation of proxies for the 2013 annual meeting of stockholders for a fee of approximately $7,500 plus associated costs and expenses.

 ANNUAL REPORT ON FORM 10-K

        We filed with the SEC an annual report on Form 10-K on February 28, 2013 for the fiscal year ended December 30, 2012. A copy of the annual report on Form 10-K has been made available concurrently with this proxy statement to all of our stockholders entitled to notice of and to vote at the annual meeting. In addition, you may obtain a copy of the annual report on Form 10-K, without charge, by writing to Red Robin Gourmet Burgers, Inc., Attn: Shareholder Services, 6312 South Fiddler's Green Circle, Suite 200N, Greenwood Village, Colorado 80111.

By Order of the Board of Directors,

Annita M. Menogan Secretary
Greenwood Village, Colorado April 16, 2013

ANNUAL MEETING OF STOCKHOLDERS OF RED ROBIN GOURMET BURGERS, INC. May 30, 2013 If no direction is provided, this proxy will be voted "FOR" Proposal 6. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement, form of proxy card and 2012 annual report on Form 10-K are available at https://materials.proxyvote.com/75689M and at http://www.redrobin.com/eproxy. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RED ROBIN GOURMET BURGERS, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. The undersigned hereby acknowledges receipt of the notice of annual meeting of stockholders, proxy statement and 2012 annual report on Form 10-K. 1. The election of six (6) directors for one year terms: (a) Robert B. Aiken (b) Lloyd L. Hill (c) Richard J. Howell (d) Glenn B. Kaufman (e) Stuart I. Oran (f) James T. Rothe 2. Approval, on an advisory basis, of our executive compensation. 3. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 29, 2013. 4. To transact such other business as may properly come before the meeting. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 00033333333000000000 4 053013

0 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14475 RED ROBIN GOURMET BURGERS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Stephen E. Carley and Stuart B. Brown, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Red Robin Gourmet Burgers, Inc. held of record by the undersigned on April 1, 2013 at the Annual Meeting of Stockholders to be held at our Red Robin Innovation Center, located at 10000 E. Geddes Ave., Suite 500, Centennial, Colorado 80122 at 8:00 a.m. MDT on May 30, 2013, or any adjournment or postponement thereof. This proxy authorizes each of the persons named above to vote at his or her discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card is properly executed and returned, but contains no specific voting instructions, these shares will be voted in accordance with the recommendation of the Board of Directors. (Continued and to be signed on the reverse side)